Exhibit 2.1

Execution Copy

Transaction Agreement
dated as of January 26, 2017
by and among
Cilag Holding AG	(hereinafter the Bidder)
Gubelstrasse 34, 6300 Zug, Switzerland
and
Janssen Holding GmbH	(hereinafter the Offeror)
Gubelstrasse 34, 6300 Zug, Switzerland
and
Actelion Ltd	(hereinafter the Company)
Gewerbestrasse 16, 4123 Allschwil, Switzerland
and
Johnson & Johnson (solely for purposes of Article 12.1(a)) One Johnson & Johnson Plaza, New Brunswick, New Jersey 08933, United States	(hereinafter J&J)

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Transaction Agreement among Cilag Holding AG, Janssen Holding GmbH, Actelion Ltd and Johnson & Johnson (solely for purposes of Article 12.1(a))

	Table of Contents

1.	Definitions		5

2.	Offer of the Bidder and Demerger Transactions		5

	2.1	Offer and Offer Terms	5

	2.2	Conduct of the Offer	5

	2.3	Satisfaction of the Offer Conditions by the Offeror	6

	2.4	The Ancillary Agreements and the Demerger Transactions	8

3.	Support of the Offer by the Company		9

	3.1	Company Board Approvals	9

	3.2	General Support and Cooperation	10

	3.3	Non-Solicitation and Superior Company Proposal	11

	3.4	Joint Press Release	13

	3.5	Report of the Company Board	13

	3.6	Fairness Opinion	14

	3.7	Fulfillment of Offer Conditions	14

	3.8	Tender of Shares	15

	3.9	Consultation on Communication with Governmental Entities	17

4.	Further Covenants		17

	4.1	Trading and Other Restrictions	17

	4.2	Registration in the Shareholder Register of the Company	18

	4.3	Company Board and Directors	18

	4.4	Conduct of Business	19

5.	Representations and Warranties of the Company		23

6.	Equity/Participation Plan(s)		24

7.	Going Private		26

8.	Protection of Company Board and Executive Management		26

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Transaction Agreement among Cilag Holding AG, Janssen Holding GmbH, Actelion Ltd and Johnson & Johnson (solely for purposes of Article 12.1(a))

9.	Costs and Expenses		27

10.	Press Releases		29

11.	Termination		30

12.	General Provisions		31

	12.1	Parent Obligation	31

	12.2	Notices	32

	12.3	Entire Agreement	33

	12.4	Amendments and Waivers	33

	12.5	Effect on Third Parties	34

	12.6	No Assignment	34

	12.7	Severability	34

	12.8	Interpretative Provisions	34

13.	Governing Law		35

14.	Dispute Resolution		35

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Transaction Agreement among Cilag Holding AG, Janssen Holding GmbH, Actelion Ltd and Johnson & Johnson (solely for purposes of Article 12.1(a))

Table of Annexes

1	Definitions
2.2(a)	Draft Pre-Announcement
2.4(a)(i)	Demerger Agreement
2.4(a)(ii)	Royalty Agreement
2.4(a)(iii)	License Agreement
2.4(a)(iv)	Collaboration Agreement
2.4(a)(v)	Shareholders Agreement
2.4(b)(i)	Transition Agreement
2.4(b)(ii)	Credit Facility Term Sheet
2.4(b)(iii)	Mandatory Convertible Loan Agreement
3.4	Draft Press Release
3.8(c)	Tender Undertaking
4.3(a)	Form of Resignation Declaration
4.4(b)	Interim Operating Covenant Exceptions
5(a)	Representations and Warranties of the Company

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Transaction Agreement among Cilag Holding AG, Janssen Holding GmbH, Actelion Ltd and Johnson & Johnson (solely for purposes of Article 12.1(a))

Whereas:

A.	The Company is a Swiss corporation (Aktiengesellschaft) with registered office in Allschwil.

The Company’s share capital registered in the Commercial Register amounts to CHF 53,880,713.50 and is divided into 107,761,427 registered shares with a nominal value of CHF 0.50 each (each share of the Company, a Share) that are listed on the SIX Swiss Exchange (SIX) (ISIN CH0010532478). The Company has (1) an authorized share capital allowing for the issuance of 13,000,000 additional Shares and (2) a conditional share capital allowing for the issuance of (a) 8,000,000 additional Shares through the exercise of options or similar instruments which are granted to the Company’s employees and (b) 19,000,000 additional Shares through the exercise of conversion rights or options in relation with convertible debt instruments, loans and similar forms of financing of the Company or its Subsidiaries.

As of January 24, 2017, the Company has issued (1) 107,761,427 Shares registered with the Commercial Register, (2) no Shares out of its conditional share capital in respect of the exercise of options, Restricted Share Plans, Performance Share Plans or similar instruments which have been granted to the Company’s employees under any such plans and (3) no additional shares in respect of the exercise of conversion rights or options in relation with convertible debt instruments, loans and similar forms of financing of the Company or its Subsidiaries. As of January 24, 2017 the Company’s issued share capital therefore amounts to CHF 53,880,713.50, divided into (x) 107,761,427 Shares registered with the Commercial Register with a nominal value of CHF 0.50 each, 4,558,981 of which are held in treasury by the Company, and (y) no Shares with a nominal value of CHF 0.50 each that have not been registered in the Commercial Register.

B.
The Bidder is a corporation with registered office in Zug, Switzerland. The Offeror is a limited liability company with registered office in Zug, Switzerland. J&J is a corporation with registered office in New Brunswick, New Jersey, United States.

C.
Concurrently with the execution of this Agreement, the Offeror, the Company and R&D NewCo are entering into the Demerger Agreement (as hereinafter defined) with respect to the Demerger Transactions, which Demerger Transactions are expected to be consummated as described therein as a condition to the settlement of the Offer (Settlement).

D.
Subject to the terms and conditions of this Agreement, the board of directors of the Bidder has resolved (i) to submit a public cash tender offer for all publicly held Shares, as more fully set forth in this Agreement (the Offer), and the Company Board has resolved to support the Offer and the Demerger Transactions and (ii) among other things, to publish a report of the Company Board unanimously recommending that the Company’s shareholders accept the Offer.

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Transaction Agreement among Cilag Holding AG, Janssen Holding GmbH, Actelion Ltd and Johnson & Johnson (solely for purposes of Article 12.1(a))

Now, therefore, the Parties agree as follows:

1.	Definitions

Capitalized terms used in this Agreement have the respective meanings assigned to them in Annex 1.

2.	Offer of the Bidder and Demerger Transactions

2.1	Offer and Offer Terms

(a)	Subject to the terms and conditions of this Agreement, the Bidder shall, or shall procure that the Offeror, conduct the Offer, consistent with applicable Legal Requirements.

(b)
Subject to the terms and conditions of this Agreement, the Bidder and the Company agree that the terms of the Offer, including the scope of the Offer, the offer restrictions, the offer price of USD 280 for each Share (the Offer Price), the impact of any dilution effects and the Offer conditions will be as set forth in the Pre‑Announcement (as defined below), and the Bidder will cause the Offeror to conduct the Offer in accordance with such terms, with only such changes as are made in accordance with Article 2.2(a).

2.2	Conduct of the Offer

(a)
The Bidder will cause the Offeror to make, on or before January 26, 2017, a pre-announcement (Voranmeldung) of the Offer in German, French and English through electronic dissemination in accordance with article 7 Takeover Ordinance, consistent with the draft attached hereto as Annex 2.2(a) (the Pre-Announcement). Other than with respect to changes that (i) relate solely to the Bidder Group, (ii) are requested by the TOB or the United States Securities and Exchange Commission (the SEC) or (iii) are not adverse in any respect to the holders of the Shares or the Company and are consistent with the terms of this Agreement, which in each case the Bidder or the Offeror may make without the consent of the Company, the Bidder shall not make any changes to the Pre-Announcement or any other Offer document without the prior written consent of the Company.

(b)
The Parties contemplate that the Offeror will publish, within no more than three weeks from the date of publication of the Pre-Announcement, after receipt of a decree from the TOB that confirms compliance of the Offer with Swiss takeover Legal Requirements, the offer prospectus in German, French and English through electronic dissemination in accordance with article 7 Takeover Ordinance and otherwise in accordance with Legal Requirements and the decree of the TOB (the Offer Prospectus).  The Parties shall use their respective reasonable best efforts to prepare and file in a timely manner all documents necessary to ensure that the Offer Prospectus is published within such two-week period.

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Transaction Agreement among Cilag Holding AG, Janssen Holding GmbH, Actelion Ltd and Johnson & Johnson (solely for purposes of Article 12.1(a))

(c)
The Offer shall remain open for acceptance for at least 20 Trading Days (as it may be extended from time to time, the Main Offer Period). The Offeror, in its sole discretion, may extend the Main Offer Period to up to 40 Trading Days in the aggregate, or, after consultation with the Company, such longer period as may be approved by the TOB.

(d)
The Bidder acknowledges, on its behalf and on behalf of the Offeror, that the Offer will be subject to Regulation 14E under the United States Securities Exchange Act of 1934, as amended (the Exchange Act), except to the extent of any exemption therefrom pursuant to Rule 14d-1(d)(2) under the Exchange Act, Rule 14e-5(b)(11) under the Exchange Act (in each case, assuming that the conditions set forth in Rule 14d-1(d)(1) are satisfied with respect to the Offer) or by action of the staff of the SEC.  Prior to the publication of the Offer Prospectus, the Company will or the Bidder will, and will cause the Offeror to, as applicable, in cooperation with each other, obtain confirmation from the staff of the SEC that it will grant no-action or exemptive relief with respect to any aspects of the Offer that would conflict with any provisions of the Exchange Act or the rules and regulations promulgated thereunder that are applicable to the Offer.  For the avoidance of doubt, the Parties agree that the process of seeking any no-action or exemptive relief from the staff of the SEC will be subject to Article 2.3(c).  The Bidder will, and will cause the Offeror to, comply in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder that are applicable to the Offer.

2.3	Satisfaction of the Offer Conditions by the Offeror

(a)
Subject to Article 2.3(f), each Party shall use its reasonable best efforts to procure that the offer conditions set forth in the Pre-Announcement and in the Offer Prospectus are duly satisfied as expeditiously as reasonably practicable.

(b)
The Bidder shall procure that the Offeror makes all notifications and filings and, subject to Article 2.3(f), uses its reasonable best efforts to take all other actions that may be necessary and appropriate to procure the satisfaction of Condition I.D.1(b) to the Offer set forth in Annex 2.2(a) (Merger Control and Other Approvals) as expeditiously as possible.  In furtherance, and not in limitation, of the foregoing, (i) each of the Parties agree to use its reasonable best efforts to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Offer and the other transactions contemplated by this Agreement within 10 Trading Days of the execution of this Agreement and (ii) the Bidder agrees to use reasonable best efforts to make a draft filing under the EUMR with respect to the Offer and the other transactions contemplated by this Agreement within 15 Trading Days of the execution of this Agreement, subject to the satisfaction by the Company of any of its obligations under Article 2.3(c) the performance of which is necessary to permit the filings contemplated by this Article 2.3(b) to be made.

(c)
The Company and the Bidder will, and the Bidder will procure that the Offeror will, cooperate in all respects with each other in connection with any notifications, filings or other actions required to obtain the satisfaction of Condition I.D.1(b) to the Offer set forth

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Transaction Agreement among Cilag Holding AG, Janssen Holding GmbH, Actelion Ltd and Johnson & Johnson (solely for purposes of Article 12.1(a))

in Annex 2.2(a) (Merger Control and Other Approvals) as expeditiously as practicable and shall, subject to any applicable Legal Requirement, promptly (i) furnish to the other such necessary information and reasonable assistance as the other party may request in connection with the foregoing; (ii) inform the other of any communication from, with or to any Governmental Entity or any third party regarding the Offer or any other transaction contemplated by this Agreement; (iii) provide counsel for the other party with copies of all filings made by such party, and all written correspondence between such party and any Governmental Entity or any third party, and any other information supplied by such party to, or received from, a Governmental Entity or any third party, in connection with the Offer or any other transaction contemplated by this Agreement (provided, however, that any such materials may be redacted as necessary to (A) remove references concerning the valuation of the Company and its Subsidiaries, (B) address attorney-client or other privilege or confidentiality concerns or (C) otherwise comply with contractual arrangements or applicable Legal Requirements); (iv) permit counsel for the other party to review in advance, and consider in good faith the views of the other party in connection with any proposed written communication, draft filing, correspondence or submission to any Governmental Entity in connection with the Offer or any other transaction contemplated by this Agreement (provided, however, that any such materials may be redacted as necessary to (A) remove references concerning the valuation of the Company and its Subsidiaries, (B) address attorney-client or other privilege or confidentiality concerns or (C) otherwise comply with contractual arrangements or applicable Legal Requirements); and (v) give the other party the opportunity to attend and participate in any meeting or substantive discussion, either in person or by telephone, with any Governmental Entity in connection with the Offer or any other transaction contemplated by this Agreement.  Subject to the obligations in this Article 2.3(c), the Bidder shall have the right to devise and implement the strategy and timing for obtaining any clearances required to obtain the satisfaction of Condition I.D.1(b) to the Offer set forth in Annex 2.2(a) (Merger Control and Other Approvals) and shall take the lead generally in connection with obtaining such clearances; provided, however, that the Bidder shall consult in advance with the Company and in good faith take the Company’s views into account regarding the overall strategy and timing.

(d)
Subject to Article 2.3(f), the Bidder understands and agrees that the obligations of the Bidder and the Offeror to use their respective reasonable best efforts set forth in this Article 2.3 (and any provision in this Article 2 that is qualified by reasonableness) include taking all actions necessary under any applicable Legal Requirement (including, subject to Article 2.3(f), the acceptance of any condition or undertaking on the Bidder, the Company and any of their respective Subsidiaries imposed by any Governmental Entity) to procure the satisfaction of Condition I.D.1(b) to the Offer set forth in Annex 2.2(a) (Merger Control and Other Approvals).

(e)
Subject to the terms and conditions of this Agreement, the Bidder shall not, and the Bidder shall procure that none of the Offeror nor any other member of the Bidder Group, acquire or merge with any business, Person or division thereof, or enter into any joint

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Transaction Agreement among Cilag Holding AG, Janssen Holding GmbH, Actelion Ltd and Johnson & Johnson (solely for purposes of Article 12.1(a))

venture, if the entering into of a definitive agreement relating to such acquisition, merger or joint venture or the consummation of such acquisition, merger or joint venture would be reasonably likely to materially interfere with, inhibit or impair, hinder or delay the consummation of the Offer or any of the other transactions contemplated by this Agreement.

(f)
Notwithstanding anything in this Agreement to the contrary, (i) the Bidder shall not have any obligation to, and shall not have any obligation to procure that any of its Affiliates, take any action or accept any condition or undertaking imposed on the Bidder, the Company or any of their respective Affiliates that individually or together with any other such action, condition or undertaking would reasonably be expected to cause a Material Adverse Effect (as defined in Annex 2.2(a)) on the Bidder and its Subsidiaries, taken as a whole, or the Company and its Subsidiaries, taken as a whole and (ii) the Bidder undertakes to, and will procure that its Affiliates (including the Offeror) will, use its and their respective reasonable best efforts to take any action or accept any condition or undertaking imposed on the Bidder, the Company or any of their respective Affiliates that is not inconsistent with clause (i) of this Article 2.3(f).

2.4	The Ancillary Agreements and the Demerger Transactions

(a)	Concurrently with the execution of this Agreement, the applicable members of the Bidder Group and the Target Group have entered into the following agreements:

(i)	the demerger agreement, the execution copy of which is attached hereto as Annex 2.4(a)(i) (the Demerger Agreement);

(ii)	a royalty agreement with respect to ponesimod and cadazolid, the execution copy of which is attached hereto as Annex 2.4(a)(ii) (the Royalty Agreement);

(iii)	a license agreement, the execution copy of which is attached hereto as Annex 2.4(a)(iii) (the License Agreement);

(iv)	a collaboration agreement with respect to ACT 132577, the execution copy of which is attached hereto as Annex 2.4(a)(iv) (the Collaboration Agreement);

(v)	a shareholders agreement, the execution copy of which is attached hereto as Annex 2.4(a)(v) (the Shareholders Agreement);

(b)	The Company and the Bidder agree, and the Company will cause R&D NewCo, to enter into:

(i)	no later than the date of publication of the Offer Prospectus, a transition services agreement with the Company, substantially in the form attached hereto as

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Transaction Agreement among Cilag Holding AG, Janssen Holding GmbH, Actelion Ltd and Johnson & Johnson (solely for purposes of Article 12.1(a))

Annex 2.4(b)(i), with such changes as may be agreed between the parties (the Transition Agreement);

(ii)	no later than the date of publication of the Offer Prospectus, a credit facility agreement reflecting the terms and conditions set forth in Annex 2.4(b)(ii) (the Credit Facility Agreement);

(iii)
no later than the seventh calendar day after the date of this Agreement, a mandatory convertible loan agreement, substantially in the form attached hereto as Annex 2.4(b)(iii), with such changes to Annex 1 thereto as are agreed between the parties (the Mandatory Convertible Loan Agreement and, together with the Demerger Agreement, the Royalty Agreement, the License Agreement, the Collaboration Agreement, the Shareholders Agreement, the Transition Agreement and the Credit Facility Agreement, the Ancillary Agreements).

(c)
Assuming the satisfaction of the conditions to the Offer (other than Conditions I.D.1(f) and (h)(ii) to the Offer set forth in Annex 2.2(a) and those conditions that by their nature are to be satisfied at the settlement of the Offer), the Company shall, and shall procure that its Subsidiaries, effect the Demerger Transactions, in accordance with the terms of the Demerger Agreement and the other Ancillary Agreements.

3.	Support of the Offer by the Company

3.1	Company Board Approvals

The Company hereby confirms that the Company Board has unanimously resolved on the following (in each case subject to Article 3.3(d)):

(a)	to determine that this Agreement, the Ancillary Agreements and the transactions hereby and thereby contemplated are in the interest of the Company and its shareholders;

(b)	to approve this Agreement (including its Annexes) and the Ancillary Agreements (including its Annexes);

(c)	to recommend acceptance of the Offer, as set forth in further detail in Article 3.5(a); and

(d)
upon Settlement, to register the Bidder and any of its Affiliates (including the Offeror) in the Company’s share register as shareholders with voting rights with respect to all Shares that the Bidder or any of its Affiliates (including the Offeror) has acquired or may acquire in the Offer or otherwise.

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Transaction Agreement among Cilag Holding AG, Janssen Holding GmbH, Actelion Ltd and Johnson & Johnson (solely for purposes of Article 12.1(a))

3.2	General Support and Cooperation

(a)
Subject to any constraints under applicable Legal Requirements, the Company shall, and shall procure that its Subsidiaries, publicly support the Offer, the Demerger Transactions and the other transactions contemplated by this Agreement and the Ancillary Agreements and, subject to Article 3.3, refrain, and procure that its Subsidiaries and its and their respective Representatives (in their respective capacities as such, and not in any principal capacity) refrain, from any acts, filings or statements that would reasonably be expected to adversely affect the Offer, the Demerger Transactions or the other transactions contemplated by this Agreement or the Ancillary Agreements.

(b)
Subject to any constraints under applicable Legal Requirements, the Company shall, and shall procure that its Subsidiaries and its and their respective Representatives (in their respective capacities as such, and not in any principal capacity), cooperate with the Bidder and any of its Affiliates (including the Offeror) and give each of them and their respective Representatives reasonable access to the senior management (and key personnel through senior management) of the Company or its Subsidiaries, books and records, properties and facilities, and the share register of the Company, during normal business hours and on at least 1 Trading Day’s prior notice, and provide them and their respective Representatives with all documents and information reasonably requested by the Bidder or any of its Affiliates (including the Offeror) or their respective Representatives to (i) prepare or support any filings with the TOB, the Swiss Financial Market Supervisory Authority, the SIX and any other competent Governmental Entity (including post-Offer filings such as the filing of a squeeze-out action as set forth in Article 7), (ii) after the expiration of the Main Offer Period (or, prior to the expiration of the Main Offer Period, with the consent of the Company, which consent shall not be unreasonably withheld, delayed or conditioned), discuss employment terms with the Company’s employees, (iii) prepare and make all notifications and filings that are necessary and appropriate to procure the satisfaction of Condition I.D.1(b) to the Offer set forth in Annex 2.2(a) (Merger Control and Other Approvals), and (iv) enable a smooth transition and preparation of integration.

(c)
Subject to any constraints under applicable Legal Requirements, each Party shall, and shall procure that its Subsidiaries, give prompt notice to the other Party of (i) any Action commenced or threatened in writing relating to the consummation of the Offer or the Demerger Transactions or any of the other transactions contemplated by this Agreement or the Ancillary Agreements, (ii) any notice or inquiry from any Governmental Entity in connection with the Offer or the Demerger Transactions or any of the other transactions contemplated by this Agreement or the Ancillary Agreements and (iii) the occurrence of any circumstance, event, fact or occurrence that would cause any of the conditions to the Offer set forth in Annex 2.2(a) not to be satisfied.

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Transaction Agreement among Cilag Holding AG, Janssen Holding GmbH, Actelion Ltd and Johnson & Johnson (solely for purposes of Article 12.1(a))

3.3	Non-Solicitation and Superior Company Proposal

(a)
The Company (x) shall, and shall procure that its Subsidiaries and its and its Subsidiaries’ Representatives (other than its and its Subsidiaries’ advisors) shall and (y) shall, and shall procure that its Subsidiaries shall, use its reasonable best efforts to procure that its and its Subsidiaries’ advisors (in their respective capacities as such, and not in any principal capacity) (i) immediately cease and cause to be terminated any and all existing discussions or negotiations with any Person relating to a Restricted Transaction or any inquiry or proposal that, in either case, relates to or would reasonably be expected to lead to a Restricted Transaction, (ii) request the prompt return or destruction of all information previously furnished to any such Person or its Affiliates or its or their Representatives and (iii) immediately terminate all access (including through any data room or similar medium) previously granted to any such Person or its Affiliates or its or their Representatives.

(b)
The Company (x) shall not, and shall procure that its Affiliates and its and its Affiliates Representatives (other than its and its Affiliates advisors) shall not, and (y) shall, and shall procure that its Affiliates shall, use its reasonable best efforts to procure that its and its Affiliates’ advisors (in their respective capacities as such, and not in any principal capacity) shall not, directly or indirectly:

(i)
solicit, initiate or knowingly facilitate any inquiries or proposals from or discuss or negotiate, or continue discussions or negotiations, with any third party relating to a Restricted Transaction; provided, however, that this Article 3.3(b)(i) shall not prohibit the Company, its Affiliates or any of its or their Representatives from requesting that any third party provide in writing any bona fide unsolicited verbal proposal that, if such proposal had been made in writing, would constitute a Superior Company Proposal;

(ii)
enter into any binding or non-binding letter of intent or any other agreement relating to a Restricted Transaction, other than an Acceptable Confidentiality Agreement in accordance with this Article 3.3(b) (each, a Restricted Transaction Agreement); or

(iii)
provide any non-public information to any third party (or any of such third party’s Affiliates) that would reasonably be expected to be considering a Restricted Transaction or grant access to any such third party (or any of such third party’s Affiliates) to its or any of its Subsidiaries’ businesses, properties, assets, books or records (for the avoidance of doubt, this provision does not limit contacts and exchanges made in the ordinary course of business on matters which are not related to any Restricted Transaction);

provided, however, that at any time prior to or on the last Trading Day of the Main Offer Period, the Company may, in response to any Superior Company Proposal received after the date of this Agreement (including any revised or reissued Superior Company

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Transaction Agreement among Cilag Holding AG, Janssen Holding GmbH, Actelion Ltd and Johnson & Johnson (solely for purposes of Article 12.1(a))

Proposal, whether or not the initial Superior Company Proposal was received prior to the date of this Agreement), (1) provide information with respect to the Company to the Person making such Superior Company Proposal pursuant to a customary confidentiality agreement on terms generally no less restrictive than the NDA (provided that such confidentiality agreement shall not contain any terms that impair the Company’s ability to comply with its obligations to the Bidder and the Offeror under this Article 3.3 and need not contain any standstill terms) (an Acceptable Confidentiality Agreement) and (2) participate in discussions or negotiations with such Person regarding such Superior Company Proposal, in each case, if the Company Board determines in good faith, after consultation with outside counsel, that the failure to take such action in relation to such Superior Company Proposal would be inconsistent with its statutory fiduciary duties, and the Company otherwise acts in compliance with this Article 3.3.

(c)
If the Company provides information to the Person who has made such Superior Company Proposal that the Company has not previously shared with the Bidder, the Company shall notify the Bidder that such information is available for review, and provide access to such information to the Bidder, the Offeror and their respective Representatives at substantially the same time, in the same manner and otherwise on terms no less favorable than those afforded to the Person who has made such Superior Company Proposal.

(d)	Neither the Company Board nor any committee thereof will:

(i)	withdraw (or modify or qualify in any manner adverse to the Bidder) the recommendation of the Offer; or

(ii)	approve or enter into any Restricted Transaction Agreement; or

(iii)	approve or recommend any Restricted Transaction; or

(iv)	in each case, make any announcement to that effect;

unless, in each case, prior to or on the last Trading Day of the Main Offer Period, a Superior Company Offer is submitted, and, as a result thereof, the Company Board determines in good faith, after consultation with outside counsel, that the failure to take any action referred to in clauses (i) through (iv) above in relation to such Superior Company Offer would be inconsistent with its statutory fiduciary duties; provided, however, that, prior to taking any such action (A) the Company shall have notified the Bidder in writing of such Superior Company Offer and of its terms (including providing all transaction documentation in respect thereof) in accordance with Article 3.3(e), and that the Company or the Company Board intends to take such action (which notification, for the avoidance of doubt, will not, in and of itself, constitute (x) a basis for termination of this Agreement or (y) any of the actions referred to in clauses (i) through (iv) above) and (B) the Bidder will have 4 Trading Days (the Matching Period) following such notification

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Transaction Agreement among Cilag Holding AG, Janssen Holding GmbH, Actelion Ltd and Johnson & Johnson (solely for purposes of Article 12.1(a))

to submit an improved binding written Offer (which (1) may include modifications to the terms of the Ancillary Agreements or, only in the event of a Superior Company Offer that does not contemplate the Demerger Transactions, termination of the Ancillary Agreements and (2) will include complete forms of the applicable transaction documentation), so that the improved Offer (including any changes to the Ancillary Agreements) is, in the good faith determination of the Company Board, at least as favorable to the holders of Shares as such Superior Company Offer, in which case neither the Company nor the Company Board (nor any committee thereof) shall have the right to take any of the actions set forth in clauses (i) through (iv) above (it being understood and agreed that any amendment to the financial terms or any other material term of such Superior Company Offer shall require a new notification and a new Matching Period, except that references to the 4 Trading Day period above shall be deemed to be references to a 2 Trading Day period).  For the avoidance of doubt, the Company may only approve or enter into a Restricted Transaction Agreement if it terminates this Agreement contemporaneously therewith pursuant to Article 11(a)(vi) and concurrently pays the applicable portion of the Reimbursement Amount in accordance with Article 9.

(e)
The Company shall promptly (but no later than 24 hours after receipt) notify the Bidder and the Offeror in writing of any Superior Company Proposal or Superior Company Offer or any proposal or inquiry in writing by or on behalf of a party seeking to implement or pursue a Restricted Transaction involving such party. The Company shall identify the Person making any such proposal, offer or inquiry and, to the extent specified, the material terms and conditions of such Person’s proposal, offer or inquiry and of any Restricted Transaction, Superior Company Proposal or Superior Company Offer, and shall keep the Bidder and the Offeror informed, on a prompt basis, of any material development with respect thereto (including providing all written material containing or otherwise describing any material term or condition of such proposal, offer or inquiry, and any change to the material terms and conditions thereof, within 24 hours after receipt thereof).

3.4	Joint Press Release

On the date of the publication of the Pre-Announcement, the Bidder and the Company shall each publish a joint press release, as set forth in Annex 3.4, including the Company Board’s support for, and its unanimous recommendation for acceptance of, the Offer.

3.5	Report of the Company Board

(a)
As long as the Company Board has not withdrawn its recommendation of the Offer in accordance with Article 3.3(d), the Company Board shall issue a report to all shareholders of the Company in accordance with article 132(1) FMIA and article 30 et seq. Takeover Ordinance (the Board Report), such Board Report endorsing and recommending that the shareholders of the Company accept the Offer.

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Transaction Agreement among Cilag Holding AG, Janssen Holding GmbH, Actelion Ltd and Johnson & Johnson (solely for purposes of Article 12.1(a))

(b)	The Company Board shall issue the Board Report in German, French and English and as of such time as to enable the Offeror to include and publish it as part of the Offer Prospectus.

(c)
The Company Board (or any committee thereof) may only withdraw (or modify or qualify in any manner adverse to the Bidder) the Board Report or its recommendation of the Offer, or approve or make any announcement to that effect, in accordance with Article 3.3(d).

3.6	Fairness Opinion

Upon or prior to the delivery of the Board Report, the Company Board shall have received a fairness opinion from a financial advisor to the effect that the Offer Price is financially fair and adequate as of the date of such opinion (or an opinion with substantially similar effect), and will procure that such fairness opinion be published in German, French and English as an integral part of and concurrently with the Board Report in accordance with article 30(5) Takeover Ordinance. As expeditiously as practicable following its receipt, the Company shall deliver to the Bidder a copy of such fairness opinion in German, French and English.

3.7	Fulfillment of Offer Conditions

(a)
In furtherance, and not in limitation, of Article 2.3 (but subject to Article 2.3(f)), the Bidder and the Company shall, and shall procure that their respective Subsidiaries (including, in the case of the Bidder, the Offeror) and their and their Subsidiaries’ respective Representatives (in their respective capacities as such, and not in any principal capacity), make all notifications and filings and use their respective reasonable best efforts to take all other actions, including those set forth in Article 4.1, 4.2 and 4.3, which may be necessary or appropriate to procure or support the satisfaction of the following conditions to the Offer set forth in section I.D.1 of Annex 2.2(a):

(i)	Condition (b) (Merger Control and Other Approvals),

(ii)	Condition (c) (No Injunction or Prohibition),

(iii)	Condition (e) (Registration in the Share Register of the Company),

(iv)	Condition (f) (Listing of R&D NewCo),

(v)	Condition (g) (Resignation of Members of the Board of Directors of the Company) (with effect from Settlement),

(vi)	Condition (h) (General Meeting of Shareholders of the Company) (to be convened in accordance with Article 4.3(b)),

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Transaction Agreement among Cilag Holding AG, Janssen Holding GmbH, Actelion Ltd and Johnson & Johnson (solely for purposes of Article 12.1(a))

(vii)	Condition (i) (No Adverse Resolutions by the General Meeting of Shareholders of the Company), and

(viii)	Condition (j) (No Acquisition or Sale of Material Assets, No Incurrence or Repayment of Material Indebtedness),

all as expeditiously as reasonably practicable.  Notwithstanding anything in this Agreement to the contrary, the Company shall (i) not agree to any action or obligation to procure the satisfaction of Condition I.D.1(b) to the Offer set forth in Annex 2.2(a) (Merger Control and Other Approvals), whether or not conditioned on Settlement, without the prior written consent of Bidder and (ii) agree to any action or obligation to procure the satisfaction of such Condition I.D.1(b) to the Offer set forth in Annex 2.2(a) (Merger Control and Other Approvals) at the direction of the Bidder so long as (A) such action or obligation is conditioned on Settlement and (B) does not adversely impact the structure of  the Demerger Transactions or the R&D Business or any of the Transferring Business Assets.

(b)
Each of the Company and the Bidder will, and the Bidder will cause the Offeror to, keep the other parties regularly informed of the progress of the satisfaction of the conditions set forth in Article 3.7(a).

(c)
On the 1st Trading Day after the end of the Main Offer Period, the CEO and CFO of the Company shall deliver to the Bidder a certificate dated that day confirming in writing, to the best of their knowledge, the satisfaction of Condition I.D.1(d) to the Offer set forth in Annex 2.2(a) (No Material Adverse Effect), or include such confirmation in their certificate pursuant to this Article 3.7(c).

3.8	Tender of Shares

(a)
As long as the Company Board has not withdrawn its recommendation of the Offer in accordance with Article 3.3(d), the Company shall use its reasonable best efforts to solicit together with the Bidder and the Offeror the tender of the Shares into the Offer by its shareholders. In particular, the Company shall, and shall procure that its Subsidiaries and its and its Subsidiaries’ Representatives (in their respective capacities as such, and not in any principal capacity) use their respective reasonable best efforts to:

(i)
support and assist in the preparation of marketing materials for the Offer and support and assist in the preparation of, and procure the participation of the relevant members of the Company Board and the executive management of the Company in, road shows and marketing events for the Offer;

(ii)
liaise with shareholders and approach them together with the Bidder and the Offeror as reasonably requested by the Bidder or the Offeror to cause them to tender their Shares or the Shares represented by them (or to sell their Shares if

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Transaction Agreement among Cilag Holding AG, Janssen Holding GmbH, Actelion Ltd and Johnson & Johnson (solely for purposes of Article 12.1(a))

offer restrictions apply to them) (without limiting the foregoing, the Company undertakes that the chairman of the Company Board or members of the Company’s senior management will approach its significant shareholders jointly with the Bidder and its Representatives as reasonably requested by the Bidder in order to encourage these significant shareholders to tender their Shares into the Offer);

(iii)	engage in customary procedures to encourage the Company's retail shareholder base and the Company’s employees to tender their Shares; and

(iv)
subject to any constraints under applicable Legal Requirements, disclose such information on the Company’s shareholder base to the Bidder, the Offeror, the tender agent and any persons acting on their behalf, and provide such other assistance as to enable them to plan and engage in efforts at procuring tenders of Shares from shareholders of the Company, provided, however, that in each case, the cooperation described in clauses (i) through (iv) above will not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries.

(b)
Unless the Company Board or any committee thereof has taken any action referred to in clauses (i) through (iv) of Article 3.3(d), the Bidder agrees not to, and will cause its Affiliates to not, communicate with or deliver any written materials to the shareholders of the Company other than the Pre-Announcement, the Offer Prospectus or materials derived directly from the Pre-Announcement or the Offer Prospectus, without first providing a draft of such materials to the Company and its Representatives sufficiently in advance of use to afford a meaningful opportunity for comment, and the Bidder agrees to, and will cause its Affiliates to, accept all reasonable comments of the Company or any of its Representatives.

(c)
The Company shall use its reasonable best efforts to procure that the shareholder of the Company specified in Annex 3.8(c) will enter into an undertaking in the form attached as Annex 3.8(c), to the effect that such shareholder will tender the Shares directly owned or controlled by such shareholder into the Offer. The Company will use its reasonable best efforts to promote that each of the members of the Company Board and the executive management of the Company will tender into the Offer any Shares directly or indirectly owned or controlled by them.

(d)	The Company shall procure that no Treasury Shares are tendered into the Offer, except in accordance with Article 6.

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Transaction Agreement among Cilag Holding AG, Janssen Holding GmbH, Actelion Ltd and Johnson & Johnson (solely for purposes of Article 12.1(a))

3.9	Consultation on Communication with Governmental Entities

(a)
Unless the Company Board or any committee thereof has taken any action referred to in clauses (i) through (iv) of Article 3.3(d), (i) the Company and the Bidder agree, and the Bidder will cause the Offeror, to consult with the other party sufficiently in advance of any communication (whether in writing or orally) which they, their respective Subsidiaries or their or their Subsidiaries’ respective Representatives propose to make or submit to the TOB or any other Governmental Entity in connection with the Offer (other than communications that relate to obtaining clearances or approvals relating to antitrust or merger control matters, which are addressed in Article 2.3) and (ii) the Company and the Bidder undertake, and the Bidder will cause the Offeror to undertake, to consider any reasonable comments that the other Party or their respective Representatives may make prior to making any such communication.

(b)
The Company and the Bidder will, and the Bidder will cause the Offeror to, promptly keep the other Party informed of any material development in the proceedings with, and provide the other Party with copies of any filings or other communications to, the TOB or any other Governmental Entity in connection with the Offer or the Demerger Transactions.

4.	Further Covenants

4.1	Trading and Other Restrictions

(a)
The Company is aware and acknowledges that, as from the execution of this Agreement, it and all of its Subsidiaries may be deemed to be acting in concert with the Bidder and any of its Affiliates (including the Offeror) with respect to the Offer in accordance with article 11 Takeover Ordinance.

(b)
The Company agrees, at all times from the date of execution of this Agreement until (and including) the day falling 6 months after the end of the additional acceptance period of the Offer, to comply, and to procure that all of its Subsidiaries comply, with the obligations set forth in article 12(1) Takeover Ordinance, including the best price rule pursuant to articles 12(1)(b) and 10 Takeover Ordinance.  The Company, among other things, will, and will procure that its Subsidiaries will, refrain from doing anything which may result in an obligation of the Bidder, the Offeror or any other Person, including the Company and its Subsidiaries, to increase the Offer Price.

(c)
Without limitation to the generality of the foregoing, the Company shall not, and shall procure that neither its Subsidiaries, nor any Person acting at its or their direction, shall, from the date of the execution of this Agreement until (and including) the day falling 6 months after the end of the additional acceptance period of the Offer, without the prior consent of the Bidder:

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Transaction Agreement among Cilag Holding AG, Janssen Holding GmbH, Actelion Ltd and Johnson & Johnson (solely for purposes of Article 12.1(a))

(i)
acquire, or agree to acquire, any shares (including Shares), other equity or equity-linked securities, options, warrants, conversion rights or other securities or rights for securities in the Company (including, for the avoidance of doubt, financial instruments or other rights providing for cash settlement only); or

(ii)
change or amend or agree to change or amend any of the terms and conditions of the Equity Plans or the options or rights granted thereunder or under any other participation plan or arrangement, or establish any new option, share or other participation plan or arrangement with respect to Shares or other equity or equity-linked securities of the Company, or agree to or perform any cash settlement or repurchase of any such options or rights;

except as set forth in Article 6.

(d)
Effective as of the execution of this Agreement, the Company shall procure that its share buy-back program and any market making or similar arrangements are suspended. At all times from the date of the execution of this Agreement until (and including) the day falling six (6) months after the end of the additional acceptance period of the Offer, the Company shall not permit its existing share buy-back program or similar arrangements to be reactivated, nor initiate, enter into or communicate any new share buy-back program or similar arrangement without the prior written consent of the Bidder or the Offeror.

(e)
The Company confirms that neither the Company nor any of its Subsidiaries have, in the 12 months prior to the date of the execution of this Agreement, directly or indirectly, acquired any shares (including Shares), other equity or equity-linked securities, options, warrants, conversion rights or other securities or rights for securities in the Company at a price, or a price that translates into a price, that is higher than the Offer Price.

4.2	Registration in the Shareholder Register of the Company

Upon Settlement, the Company shall promptly register the Bidder and any of its Affiliates (including the Offeror) in the Company’s share register as shareholders with voting rights with respect to all Shares that the Bidder or any of its Affiliates (including the Offeror) have acquired or may acquire in the Offer.

4.3	Company Board and Directors

(a)
The Company shall procure that all the members of the Company Board shall tender their resignation as a member of the Company Board and the board of directors (or equivalent corporate body) of any of the Company’s Subsidiaries (other than R&D NewCo and its Subsidiaries), if applicable, no later than the close of business on the second Trading Day after the end of the Main Offer Period, and, in any event, with effect as of Settlement, by signing a resignation declaration substantially in the form attached hereto as Annex 4.3(a).

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Transaction Agreement among Cilag Holding AG, Janssen Holding GmbH, Actelion Ltd and Johnson & Johnson (solely for purposes of Article 12.1(a))

(b)
The general meeting of shareholders of the Company will be convened during the Main Offer Period and held within 5 Trading Days following the expiration of the Main Offer Period (the General Meeting); provided, however, that the Company may delay the General Meeting if the Bidder has not confirmed in writing prior to the date of the General Meeting that an initial submission (without regard to whether a Governmental Entity may be still be reviewing or commenting on such initial submission) with respect to each of the Required Regulatory Approvals has been made, except to the extent that the failure to have made such initial submissions arises from the failure of the Company to comply with its obligations under Article 2.3.  At the General Meeting, the Company Board shall, among other things, propose and recommend the nominees to be proposed by the Bidder and the Offeror no later than 30 calendar days prior to the General Meeting (the Bidder Nominees) for election to the Company Board as chairman and|or members with effect as of Settlement.

(c)
If the Bidder Nominees are not validly elected to the Company Board on or by the date of Settlement, the Bidder Nominees will be entitled to receive, from and after such date, all information provided to members of the Company Board and to attend all meetings of the Company Board with a consulting vote.

(d)
The Company shall procure that the Bidder and its Representatives are given due opportunity to review, and comment on, the invitation to the General Meeting and the resolutions submitted for its approval, and consult with the Bidder on all other relevant matters in connection with the General Meeting. Representatives of the Bidder and the Offeror shall be entitled to attend the General Meeting as guests.

(e)
The Company Board shall recommend the rejection of any items put on the agenda of the General Meeting by a requesting third party shareholder unless such item could not reasonably be expected to adversely affect the Offer or its success or the Demerger Transactions.

4.4	Conduct of Business

(a)
From the date hereof up to Settlement, except as required by this Agreement or any Ancillary Agreement, the Company shall, and shall procure that each of its Subsidiaries, continue to operate its business as a going concern, in the ordinary course of business consistent with past practice, and in compliance with all applicable Legal Requirements, and shall use its commercially reasonable efforts to preserve substantially intact its business organization and goodwill, keep available the services of its officers and employees and preserve the relationships with the Persons having business relationships with the Company or any of its Subsidiaries.

(b)
Without limitation to the foregoing, except as required by applicable Legal Requirement or required by this Agreement or any Ancillary Agreement, and except as disclosed in Annex 4.4(b), the Company will not, and will procure that each of its Subsidiaries will not,

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Transaction Agreement among Cilag Holding AG, Janssen Holding GmbH, Actelion Ltd and Johnson & Johnson (solely for purposes of Article 12.1(a))

without the prior consent of the Bidder (which consent shall not be unreasonably withheld, conditioned or delayed), do or agree to do any of the following from the date of this Agreement through Settlement:

(i)
hire any director, officer or employee with individual aggregate fixed annual compensation in excess of CHF400,000 or make any change in the terms of service or employment of any director, officer or employee of any member of the Target Group with individual aggregate fixed annual compensation in excess of CHF400,000 (each, a Key Employee) other than (x) increases in compensation in the ordinary course of business consistent with past practice or (y) in accordance with and as required or contemplated by existing agreements or other existing compensatory programs, or, in the case of employees, collective bargaining arrangements, in each case as in existence on the date of this Agreement;

(ii)
(A) grant or pay any change-in-control, retention, severance or termination pay to, or increase in any manner the change-in-control, retention, severance or termination pay of any director, officer or employee of any member of the Target Group, (B) grant any awards (including grants of any stock or stock-based awards or the removal of existing restrictions in any Equity Plans or awards made thereunder), (C) take any action to fund or in any other way secure the payment of compensation or benefits, (D) take any action to accelerate the vesting or payment of any compensation or benefit under any Equity Plan or awards made thereunder or (E) except as may be required for continued compliance with generally accepted accounting principles in the relevant jurisdiction, materially change any actuarial or other assumption used to calculate funding obligations with respect to any Equity Plan or other compensatory or benefit program or change the manner in which contributions to any such plan or program are made or the basis on which such contributions are determined, other than, in the case of clauses (A), (B), (C) and (D), (1) in accordance with and as required or contemplated by the terms of an Equity Plan or other compensatory or benefit program, in each case as in existence on the date of this Agreement or (2) in accordance with Article 6;

(iii)	enter into, amend, modify or terminate any collective bargaining arrangements;

(iv)	form, enter into, amend, modify, terminate or withdraw from any material partnership, consortium, joint venture or other incorporated association;

(v)	amend or otherwise alter in any manner the articles of association or organizational regulations or similar governing documents of the Company;

(vi)
convene a general meeting of shareholders in connection with the Offer, other than (A) the General Meeting, (B) any annual meeting of shareholders (provided that such annual meeting addresses only ordinary course matters) and (C) pursuant to applicable Legal Requirements;

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Transaction Agreement among Cilag Holding AG, Janssen Holding GmbH, Actelion Ltd and Johnson & Johnson (solely for purposes of Article 12.1(a))

(vii)
other than in connection with the exercise of rights outstanding under any Equity Plan on the date of this Agreement or as agreed pursuant to Article 6 (A) issue, sell, grant, split, subdivide, encumber, redeem, repurchase or otherwise dispose of or acquire any shares (including Shares), other equity or equity-linked securities, options, warrants, conversion rights or other securities or rights for securities in the Company or any of its Subsidiaries or (B) increase, reduce or otherwise change the share capital or capital structure of the Company or any of its Subsidiaries;

(viii)
offer, sell, write options, assign, encumber or otherwise dispose of or transfer the legal or beneficial ownership of all or a part of the Treasury Shares or solicit any offers to purchase or otherwise acquire or make a pledge of any such Treasury Shares, except for the use of Treasury Shares in accordance with existing entitlements under any Equity Plans;

(ix)	authorize, apply for, or cause to be approved, the listing of shares (including Shares) on any stock exchange (other than SIX);

(x)
sell, lease, license, transfer or otherwise dispose of any material assets of the Company or any of its Subsidiaries to a third party (other than the sale of inventory and used equipment in the ordinary course of business consistent with past practice);

(xi)
acquire (whether by means of merger, share exchange, consolidation, tender offer, asset purchase or otherwise) (A) any shares or other equity or equity-linked securities, options, conversion rights or other securities or rights for securities of any Business Association or (B) any assets (other than the acquisition of supplies and inventory in the ordinary course of business consistent with past practice) from a third party, other than, in the case of clause (B), (1) in accordance with the Company’s capital expenditure budget for fiscal year 2017 previously provided to the Bidder (the 2017 Capital Plan) or (2) any assets with a value not in excess of CHF4,000,000, individually, or CHF40,000,000 in the aggregate;

(xii)	borrow any money from or incur any indebtedness against a third Person or issue any debt securities in excess of CHF50,000,000 in the aggregate;

(xiii)
make, increase or extend any loan or advance or grant any credit to any third Person in excess of CHF5,000,000 other than in the ordinary course of business consistent with past practice, but in any event not in excess of CHF10,000,000 in the aggregate;

(xiv)
grant, create or allow to be created any Lien over any of its material assets or Intellectual Property of the Company or its Subsidiaries, other than charges arising by operation of law or in the ordinary course of business consistent with past practice;

22 | 36
Transaction Agreement among Cilag Holding AG, Janssen Holding GmbH, Actelion Ltd and Johnson & Johnson (solely for purposes of Article 12.1(a))

(xv)
(A) abandon, disclaim, dedicate to the public, sell, transfer or otherwise dispose of any material Intellectual Property of the Company or its Subsidiaries (other than the abandonment of any such Intellectual Property in the ordinary course of business consistent with past practice), (B) grant to any third party any license, or enter into any covenant not to sue, with respect to any material Intellectual Property of the Company or its Subsidiaries (other than the grant of non-exclusive licenses of such Intellectual Property in the ordinary course of business consistent with past practice and not in connection with the incurrence of debt), (C) disclose any material confidential information to any Person, other than to Persons that are subject to a customary confidentiality or non-disclosure covenant protecting against further disclosure thereof or (D) adversely amend or modify any material Intellectual Property of the Company or its Subsidiaries in any material respect;

(xvi)
liquidate any member of the Target Group (other than, for the avoidance of doubt, in connection with the Demerger Transactions) or effect any insolvency proceedings or reorganizations or similar transactions involving or with respect to the Company or any of its Subsidiaries, other than with respect to dormant entities in a manner that does not create any material liability for the Company;

(xvii)	settle any Actions other than any settlements involving only the payment of monetary damages in the ordinary course of business or not in excess of CHF1,000,000 individually;

(xviii)
declare, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, except for (i) dividends to another direct or indirect wholly owned Subsidiary of the Company and (ii) for the avoidance of doubt, distributions in connection with the Demerger Transactions;

(xix)
enter into, amend, modify or terminate or consent to the termination of (A) any shareholders’ agreement, joint venture agreement, partnership or similar agreement, (B) other than in the ordinary course of business consistent with past practice, any distribution, customer, manufacturer, marketing or supply agreement, in each case, which agreement is material to the Company and its Subsidiaries, taken as a whole, (C) any agreement governing material indebtedness, (D) any agreement purporting to limit the ability of the Company or any of its Subsidiaries to compete in any line of business or with any Person or entity or in any geographic area or during any period of time or in any customer segment, (E) other than in the ordinary course of business consistent with past practice, any agreement providing for “exclusivity” or any similar requirement or “most favored nation” or similar rights, in each case in favor of any Person other than the Company or any of its Subsidiaries, (F) any agreement to the extent the consummation of the Offer or any of the other transactions contemplated under this Agreement would reasonably be expected to trigger, conflict with or result in a violation of any “change of control” or similar provision of such agreement, (G) other than in the ordinary course of

23 | 36
Transaction Agreement among Cilag Holding AG, Janssen Holding GmbH, Actelion Ltd and Johnson & Johnson (solely for purposes of Article 12.1(a))

business consistent with past practice, any material agreement relating to research or development or clinical studies, (H) any agreement with any Affiliate of the Company (other than its Subsidiaries), other than agreements permitted by Article 4.4(b)(i) or Article 4.4(b)(ii) or (I) any agreement between the Company or any of its Subsidiaries, on the one hand, and any current or former director, officer or employee of any of its Subsidiaries, on the other hand, other than agreements permitted by Article 4.4(b)(i) or Article 4.4(b)(ii);

(xx)	make any expenditures relating to R&D, other than activity or expenditures that are consistent with the 2017 Capital Plan;

(xxi)
do anything that would reasonably be expected to cause an Offer Material Adverse Effect on the Company and its Subsidiaries, taken as a whole, or take any action that would violate the obligations of a target company pursuant to article 132(2) FMIA or articles 35 to 37 Takeover Ordinance;

(xxii)
change the accounting procedures, principles or practices of the Company or any of its Subsidiaries in effect at the date of this Agreement, except as required by applicable Legal Requirement or in connection with changes to industry standards with respect to such procedures, principles or practices;

(xxiii)
(A) change any material method of tax accounting, (B) make, change or rescind any material tax election, (C) amend any material tax return, (D) file any claim for refund of a material amount of taxes, (E) enter into any closing agreement relating to a material amount of taxes or (F) waive or extend the statute of limitations in respect of material taxes, in each case of clauses (A) through (F), outside of the ordinary course of business;

(xxiv)	cancel, compromise, waive or release any right or claim (or series of related rights and claims) or any indebtedness outside the ordinary course of business consistent with past practice; or

(xxv)	agree or announce its intention to do any of the foregoing.

5.	Representations and Warranties of the Company

(a)
Except as set forth in the Consolidated Financial Statements, the Company’s annual report and half-year report for 2016, 2015 and 2014 or as otherwise Fairly Disclosed to the Bidder in the Company’s data room, the Company makes the representations and warranties set forth in Annex 5(a) as of the date of this Agreement (except to the extent that any representation or warranty set forth in Annex 5(a) specifies that it is made as of any other date, in which case as of such date).  Notwithstanding anything to the contrary in this Agreement (including, for the avoidance of doubt, Annex 5(a)) the Company makes

24 | 36
Transaction Agreement among Cilag Holding AG, Janssen Holding GmbH, Actelion Ltd and Johnson & Johnson (solely for purposes of Article 12.1(a))

no representations or warranties with respect to R&D NewCo, the R&D Business or any of the Transferring Business Assets or Assumed Liabilities.

(b)
Immediately prior to each of (i) the expiration of the Main Offer Period and (ii) the settlement of the Offer, the CEO and the CFO of the Company shall deliver to the Bidder and the Offeror a certificate dated that day confirming in writing that, to the best of their knowledge, the representations and warranties set forth in Annex 5(a) were true and correct as of the date of this Agreement (except to the extent that any representation or warranty set forth in Annex 5(a) specifies that it is made as of any other date, in which case as of such date).  Notwithstanding anything in this Agreement to the contrary, (A) it is not a condition to the Offer that the representations and warranties set forth in Annex 5(a) continue to be true and correct as of any date and any failure of such representations and warranties to be true and correct as of any date shall not impact the obligations of the Parties under this Agreement and (B) none of the Bidder, the Offeror or J&J has any remedies for any failure of such representations and warranties to be true and correct as of any date, other than with respect to fraud or intentional breach (in which case the only remedy available to the Bidder, the Offeror or J&J shall be contractual damages).

6.	Equity/Participation Plan(s)

(a)
The Company has the following types of equity awards (together the Equity Awards) for employees and Company Board members granted under the following share-based payment arrangements (the Equity Plans):

(i)	performance stock units, including phantom performance stock units, (PSUs) granted under the performance share plans;

(ii)	restricted stock units, including phantom restricted stock units, (RSP RSUs) granted under the restricted stock plans;

(iii)	restricted stock units, including phantom restricted stock units, (GRISP RSUs) granted under the group retention incentive plans;

(iv)	restricted stock units, including phantom restricted stock units, (DEBP RSUs) granted under the deferred equity bonus plans (the RSP RSUs, the GRISP RSUs and the DEBP RSUs, collectively the RSUs);

(v)	Share options (ESOP Options) granted under the employee share option plan;

(vi)	Share options (DSOP Options) granted under the director’s share option plan; and

25 | 36
Transaction Agreement among Cilag Holding AG, Janssen Holding GmbH, Actelion Ltd and Johnson & Johnson (solely for purposes of Article 12.1(a))

(vii)	Share options (Challenge Award Options) granted under the special one-time incentive plan (the ESOP Options, the DSOP Options and the Challenge Award Options, collectively the Share Options).

The Company has set forth in Schedule 6(a) the number of PSUs (aggregated by year of grant), RSP RSUs, GRISP RSUs, DEBP RSUs and Share Options (aggregated by exercise price), in each case, outstanding as of 24 January 2017, indicating those that are cash-settled awards under the heading “Phantom Units”.

(b)
The Company Board and|or its compensation committee shall take any necessary resolutions regarding the Equity Plans in order to procure that all Equity Awards, if and when all tenders have become irrevocable and the offer condition set forth in Section D.1(a) of Annex 2.2(a) has been met or waived by the Offeror (the Trigger Event), will be treated as provided for in Article 6(c).  These amendments to the Equity Plans and the respective treatment of the Equity Awards shall be subject to the Swiss Takeover Board or any other Governmental Entity decision or decree that these amendments (x) do not infringe or trigger the best price rule, (y) do not violate any other Legal Requirement and (z) do not result in the Offer not being compliant with Legal Requirements.

(c)	Against this background, the Equity Awards under the Equity Plans shall be treated as follows:

(i)
Each Share Option (whether or not vested) that has not been fully exercised before the Trigger Event shall be deemed to be automatically exercised in full and on a net basis as of the Trigger Event and the Company promptly shall deliver to the holder of such Share Option the Net Shares corresponding to such Share Option; provided, however, that any fractional Net Shares that remain after aggregating all of the Net Shares corresponding to the Share Options held by a single holder shall be settled for an amount in cash equal to the product obtained by multiplying the applicable fraction by the Offer Price and the Company shall deliver such amount to the applicable holders at Settlement.

(ii)
The applicable vesting or blocking periods for any PSUs or RSUs, with respect to which the applicable vesting or blocking period has not expired before the Trigger Event, shall be waived and each such PSU and RSU shall immediately vest and be converted into (and the Company promptly shall deliver to the applicable holder) a number of Shares equal to the number of Shares corresponding to such PSU or RSU (which, in the case of PSUs, shall be determined in the sole discretion of the Company, up to the maximum number of shares covered by the PSU).

(iii)
Shares delivered to holders following the vesting and/or exercise described in Sections 6(c)(i) and (ii) shall be delivered to such holders before start of the additional acceptance period of the Offer, it being understood and agreed that such shares shall be tendered into the Offer unless, within five days following the start of

26 | 36
Transaction Agreement among Cilag Holding AG, Janssen Holding GmbH, Actelion Ltd and Johnson & Johnson (solely for purposes of Article 12.1(a))

the additional acceptance period of the Offer, the applicable holder provides written (including email) notice to the Company that such holder does not wish to tender such Shares into the Offer, in which case such holder shall not be required to tender such Shares into the Offer.

(iv)
Any Share Options, PSUs or RSUs which would be settled in cash in accordance with their terms (Cash Awards) will be settled in cash based on the Offer Price, plus an amount, subject to the prior approval by the TOB with respect to the best price rule, equal to the closing price of a share of R&D NewCo as reported on the SIX Swiss Exchange on the first date that such shares are traded on the SIX Swiss Exchange.  The payments pursuant to this clause (iv) shall be made as promptly as practicable following Settlement and shall be funded by Bidder.

(v)	All Equity Plans which have not been terminated before Settlement shall be terminated effective as Settlement.

(d)
The Company shall, and shall procure that R&D NewCo and each of the Company's and R&D NewCo's Subsidiaries shall, fulfill each of their respective obligations, to inform and consult, under applicable Legal Requirements, with any employee representative bodies (including any unions, labor organizations or works councils) which represent employees, or with employees, affected by the transactions contemplated by this Agreement.

7.	Going Private

(a)
The Company takes note that the Bidder intends, as promptly as practicable following Settlement, to exclude and compensate any remaining minority shareholders of the Company by any legal means available, including by way of a squeeze-out in accordance with article 137 FMIA and the respective implementing ordinance or a squeeze-out merger in accordance with the Swiss Merger Act (as the case may be), and that the Shares shall be de-listed from the SIX.

(b)
Following Settlement and subject to Legal Requirements, the Company shall, and shall procure that its Subsidiaries, support any such action proposed by the Bidder or the Offeror in order for the Offeror to achieve control of 100% of the Shares of the Company, to de-list the Shares from the SIX and to prepare and facilitate the combination and integration of the Target Group with and into the Bidder Group.

8.	Protection of Company Board and Executive Management

(a)
Subject to Settlement, the Bidder agrees to, and will procure that each other member of the Bidder Group, including the Offeror and, from and after Settlement, the Company, will refrain from making and enforcing any claim against the current members of the Company’s and its Subsidiaries’ respective boards of directors and|or executive management for any claims, damages, obligations or other liabilities that the Company,

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Transaction Agreement among Cilag Holding AG, Janssen Holding GmbH, Actelion Ltd and Johnson & Johnson (solely for purposes of Article 12.1(a))

any of its Subsidiaries or any of its or their respective Representatives has or may have suffered arising out of any event, change, fact or occurrence occurring on or before the date of Settlement; provided that the foregoing shall not apply in relation to any wilful, fraudulent or grossly negligent acts or omissions of any such Person.

(b)
After Settlement and subject to any wilful, fraudulent or grossly negligent acts or omissions, the Bidder shall cause the Offeror to fully release and discharge each current member of the Company Board and the executive management of the Company, and each member of the board of directors of each Subsidiary of the Company, at the relevant next ordinary shareholders’ meeting(s), from and in respect of any claims, damages, obligations or other liabilities that any such Person has or may have suffered arising out of any event, change, fact or occurrence occurring on or before Settlement.

(c)
The Bidder shall ensure that all such directors and members of the executive management of the Target Group resigning or being dismissed from the Company and|or its Subsidiaries continue to be covered by a directors’ and officers’ “tail” insurance policy with at least the same coverage as the directors’ and officers’ insurance policies of the Company and its Subsidiaries in existence prior to Settlement for an additional period of at least 36 months following the end of their respective terms of office provided that, if the aggregate premium for such insurance exceeds 300% of the current annual premium for such insurance, then the Bidder shall provide a policy for the applicable individuals with the best coverage as is then available at a cost up to but not exceeding 300% of such current annual premium.

(d)
The agreements and obligations under this Article 8 are expressly made and undertaken for the benefit of (zu Gunsten von) each (existing or former) director of the Company, each (existing or former) director representing the Company in its Subsidiaries and each (existing or former) member of the executive management of the Target Group. Each such individual may independently claim against the Bidder and enforce the Bidder's obligations under this Article 8 as though he or she were a party to this Agreement, and the Company agrees that it will not release the Bidder from any of the Bidder's obligations, or waive any agreements, claims or rights hereunder, without the prior written consent of each such individual.

9.	Costs and Expenses

(a)
Except as expressly provided otherwise herein or in any Ancillary Agreement, each Party shall bear its own costs and expenses (including advisory fees) incurred in the negotiation, preparation and completion of this Agreement and the Ancillary Agreements and in connection with the Offer, the Demerger Transactions and the other transactions contemplated by this Agreement and the Demerger Agreement.

(b)	Subject to the requirements of Article 9(d), the Company agrees to pay to the Bidder or, at the election of the Bidder, to the Offeror or any other Affiliate of the Bidder an amount

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Transaction Agreement among Cilag Holding AG, Janssen Holding GmbH, Actelion Ltd and Johnson & Johnson (solely for purposes of Article 12.1(a))

of USD 500 million (the Reimbursement Amount) as partial reimbursement of costs that the Bidder and the Offeror will have incurred for preparing and making the Offer, if the Offer is not successful or does not become unconditional (or, if this Agreement is terminated) because of:

(i)
(A) the failure of the Company Board (or any committee thereof) to recommend the Offer to the shareholders of the Company as contemplated in this Agreement, (B) the withdrawal (or modification or qualification in any manner adverse to the Bidder) by the Company Board or any committee thereof of its recommendation of the Offer or an announcement to that effect (excluding, for the avoidance of doubt, the notice to the Bidder contemplated by Article 3.3(d)) or (C) the approval or recommendation by the Company Board or any committee thereof of a Restricted Transaction, or the entry into a Restricted Transaction Agreement, or an announcement to that effect; or

(ii)	the Company’s termination of this Agreement pursuant to Article 11(a)(vi);

with the applicable portions of the Reimbursement Amount being paid in accordance with Article 9(d).

(c)
Subject to the requirements of Article 9(d), the Company agrees to pay to the Bidder or, at the election of the Bidder, to the Offeror or any other Affiliate of the Bidder the Reimbursement Amount as partial reimbursement of costs that the Bidder, the Offeror and their respective Representatives have incurred or will incur for preparing and making the Offer, if (i) a proposal for a Restricted Transaction has been publicly announced after the date of this Agreement and prior to the termination of this Agreement, (ii) the settlement of the Offer does not occur because of the non-satisfaction of Condition I.D.1(a) to the Offer set forth in Annex 2.2(a) (Minimum Acceptance Rate) or of Condition I.D.1(h)(ii) to the Offer set forth in Annex 2.2(a) (General Meeting of Shareholders of the Company) and (iii) the Company enters into a Restricted Transaction Agreement (or otherwise agrees to a Restricted Transaction) or a Restricted Transaction is consummated within 12 months of the termination of this Agreement, in each case with the party that made the proposal referred to in clause (i) of this Article 9(c).  For the purposes of this Article 9(c), the term “Restricted Transaction” shall have the meaning assigned to such term in Annex 1 except that all references to “10%” therein shall be deemed to be references to “50%”.

(d)	The Reimbursement Amount shall become due and payable by the Company after any of the events specified in Article 9(b)(i), 9(b)(ii) or 9(c) as follows:

(i)
in the case of Article 9(b)(i), (x) 50% of the Reimbursement Amount on the second Trading Day following the date of termination of this Agreement arising from the action described in Article 9(b)(i) and (y) 50% of the Reimbursement Amount on the second Trading Day following the date on which the bidder under any related

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Transaction Agreement among Cilag Holding AG, Janssen Holding GmbH, Actelion Ltd and Johnson & Johnson (solely for purposes of Article 12.1(a))

Restricted Transaction declares its tender offer to be successful (zustandegekommen) and unconditional or otherwise consummates such Restricted Transaction;

(ii)
in the case of Article 9(b)(ii), (x) 50% of the Reimbursement Amount concurrently with the termination of this Agreement and (y) 50% of the Reimbursement Amount on the second Trading Day following the date on which the bidder under any related Restricted Transaction declares its tender offer to be successful (zustandegekommen) and unconditional or otherwise consummates such Restricted Transaction; and

(iii)
in the case of Article 9(c), (x) 50% of the Reimbursement Amount upon entry into or public announcement of such Restricted Transaction Agreement (or otherwise agreeing to such Restricted Transaction) and (y) 50% of the Reimbursement Amount upon the consummation of such Restricted Transaction.

Notwithstanding anything to the contrary in this Agreement (A) in no event shall the Reimbursement Amount be paid on more than one occasion (it being understood that, for the avoidance of doubt, the payment of the applicable portions of the Reimbursement Amount as contemplated by Article 9(d) shall not be considered duplicate payments) and (B) the applicable portion of the Reimbursement Amount to be paid pursuant to clause (y) of each of Article 9(d)(i), (ii) and (iii) shall only be payable if the event described in such clause actually has occurred and, if such event does not occur, the applicable portion of the Reimbursement Amount set forth in such clause (y) shall not be payable by the Company.

(e)	The right to request specific performance shall be preserved.

10.	Press Releases

Following the date of this Agreement, all press releases or other public announcements issued in relation to the Offer or the Demerger Transactions (other than (x) any press release or other public announcement relating to or made by the Company in connection with an actual or potential Restricted Transaction in connection with the Company’s compliance with, and subject to, Article 3.3 or (y) by the Bidder or Offeror following any such press release or public announcement) shall only be published after the Bidder, the Offeror and the Company shall have consulted and agreed on the contents of such press releases or announcements. Notwithstanding the foregoing, nothing in this Agreement shall restrict or prohibit:

(a)
any announcement or disclosure required by any applicable Legal Requirement (in which case the Parties shall cooperate in good faith, to the extent practicable and permitted by applicable Legal Requirement, in order to agree on the content of any such announcement prior to it being made public); or

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Transaction Agreement among Cilag Holding AG, Janssen Holding GmbH, Actelion Ltd and Johnson & Johnson (solely for purposes of Article 12.1(a))

(b)
the Bidder, the Offeror or the Company from making any disclosure to any of its Representatives who are required to receive such information to carry out their duties (conditional upon any such Person agreeing to keep such information confidential for so long as the disclosing Party is obligated to do so).

11.	Termination

(a)	This Agreement may be terminated with immediate effect by giving notice in writing to the other Party:

(i)
by the Company, (y) if the Pre-Announcement is not published by the Offeror, or (z) if the Offer Prospectus is not published by the Offeror as a result of the failure of the Offeror to use its reasonable best efforts to prepare and file the Offer Prospectus in a timely manner, in each case (y) and (z) within 5 Trading Days of the agreed deadline; provided that this Agreement may not be terminated pursuant to this Article 11(a)(i) by the Company if the Company is then in breach of its obligations under Article 2.2(b) of this Agreement;

(ii)
by either Party, if the Offeror publicly declares in accordance with Swiss takeover laws and regulation that the Offer has failed or if the Offeror otherwise withdraws from continuing or settling the Offer (if the TOB permits the Offer no longer to remain open or not to be settled), in each case without any violation of this Agreement and in accordance with Swiss takeover laws and regulation;

(iii)
by either Party, if the other Party materially breaches its obligations under this Agreement, unless such breaching Party promptly and fully remedies such breach; provided that this Agreement may not be terminated pursuant to this Article 11(a)(iii) (A) by the Bidder, by reason of (1) any failure of any representation or warranty set forth in Annex 5(a) to be true and correct as of any date or (2) any breach of Article 3.2(c)(iii) or (B) by any Party that is then in material breach of its obligations under this Agreement;

(iv)
by the Bidder, if the Company enters into a Restricted Transaction Agreement with any Person or makes an announcement to that effect, or if a competing offer has an acceptance rate of more than 50% of the Shares then-outstanding and which competing offer is declared unconditional by the competing bidder;

(v)
by the Bidder, if the Company Board or any committee thereof (A) fails to recommend the Offer to the shareholders of the Company as contemplated in this Agreement, (B) withdraws (or modifies or qualifies in any manner adverse to the Bidder) its recommendation of the Offer or makes an announcement to that effect (excluding, for the avoidance of doubt, the notice to the Bidder contemplated by Article 3.3(c)) or (C) approves or recommends a Restricted Transaction, or enters

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Transaction Agreement among Cilag Holding AG, Janssen Holding GmbH, Actelion Ltd and Johnson & Johnson (solely for purposes of Article 12.1(a))

into a Restricted Transaction Agreement, or makes an announcement to that effect; or

(vi)
by the Company, if (A) the Company Board or any committee thereof withdraws (or modifies or qualifies in any manner adverse to the Bidder) its recommendation of the Offer in accordance with Article 3.3(d), (B) the Company concurrently with such termination enters into a Restricted Transaction Agreement to consummate a Superior Company Offer and (C) the Company concurrently pays the Bidder the applicable portion of the Reimbursement Amount in accordance with Article 9(d).

(b)
If this Agreement is terminated according to Article 11(a), such termination shall be without liability of any Party to the other Party, except as set forth in Articles 9(b) and 9(c); provided that, if such termination results from the intentional or grossly negligent breach by any Party of its obligations under this Agreement, such Party shall be fully liable for all damages suffered by the other Party, including for costs and expenses incurred that become futile as a result; provided, further, that any such termination shall be without prejudice to the liability of either Party for a breach of this Agreement prior to such termination.

(c)
If this Agreement is terminated as provided herein, all provisions of this Agreement shall cease to be effective, except Article 9 (Costs and Expenses), this Article 11 (Termination), Article 12 (General Provisions), Article 13 (Governing Law) and Article 14 (Dispute Resolution) shall survive any termination of this Agreement.

(d)	If this Agreement is terminated as provided herein, each of the Ancillary Agreements will automatically terminate upon termination of this Agreement.

12.	General Provisions

12.1	Parent Obligation

(a)	J&J shall cause each of the Bidder and the Offeror to comply with its respective obligations under this Agreement.

(b)	The Bidder and the Offeror shall each be jointly and severally liable for the obligations of the Bidder and the Offeror under this Agreement.

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Transaction Agreement among Cilag Holding AG, Janssen Holding GmbH, Actelion Ltd and Johnson & Johnson (solely for purposes of Article 12.1(a))

12.2	Notices

All notices or other communications to be given under or in connection with this Agreement shall be made in writing and shall be delivered by hand, by courier service, by registered mail, or by fax or email, to the following addresses:

if to the Bidder:	Johnson & Johnson
One Johnson & Johnson Plaza
New Brunswick, New Jersey 08933
United States of America
Fax +1 732 524-5304

Attention : General Counsel

with a copy, which will not constitute notice, to:	Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, New York 10019
United States of America
Phone: +1 (212) 474-1000
Fax: +1 (212) 474-3700
	Email:	rtownsend@cravath.com
dzoubek@cravath.com
	Attention:	Robert I. Townsend, III
Damien R. Zoubek
Homburger AG
Hardstrasse 201
Prime Tower
CH-8005 Zurich
Phone: + 41 43 222 10 00
Fax: +41 43 222 15 00
	Email:	daniel.daeniker@homburger.ch
daniel.hasler@homburger.ch

	Attention:	Dr. Daniel Daeniker
Dr. Daniel Hasler

if to the Company:	Actelion Ltd
Gewerbestrasse 16
4123 Allschwil
Switzerland
Fax: +41 61 565 66 91
Attention : General Counsel

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Transaction Agreement among Cilag Holding AG, Janssen Holding GmbH, Actelion Ltd and Johnson & Johnson (solely for purposes of Article 12.1(a))

with a copy, which will not constitute notice, to:	Niederer Kraft & Frey Ltd
Bahnhofstrasse 13
CH-8001 Zurich
Switzerland
Phone: +41 58 800 8000
Fax: +41 58 800 8080
	Email:	philipp.haas@nkf.ch
ulysses.vonsalis@nkf.ch

	Attention:	Philipp Haas
Ulysses von Salis

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
United States of America
Phone: + 1 (212) 403-1000
Fax: + 1 (212) 403-2000
	Email:	daneff@wlrk.com
geostling@wlrk.com

	Attention:	Daniel A. Neff
Gregory E. Ostling

Any notice to be given hereunder shall be deemed given upon receipt by the receiving Party and must be given prior to the expiry of a term or deadline set forth in this Agreement, if any, or the notice shall be deemed belated.

12.3	Entire Agreement

This Agreement, including the Annexes referred to herein, the Demerger Agreement, including the Annexes referred to therein, and the NDA constitute the entire agreement and understanding among the Parties with respect to the subject matter hereof, and shall, save as expressly provided otherwise herein, supersede all prior oral and written agreements or understandings of the Parties relating hereto. All references to this Agreement shall be deemed to include the Annexes hereto.

12.4	Amendments and Waivers

This Agreement may only be modified or amended by a document signed by both Parties. Any provision contained in this Agreement may only be waived by a document signed by the Party waiving such provision.

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Transaction Agreement among Cilag Holding AG, Janssen Holding GmbH, Actelion Ltd and Johnson & Johnson (solely for purposes of Article 12.1(a))

12.5	Effect on Third Parties

No Person other than the Parties shall have any rights, benefits or remedies under this Agreement, and nothing in this Agreement is intended to confer on any Person other than the Parties any rights, benefits or remedies, except as otherwise provided in Article 8.

12.6	No Assignment

(a)
Except as set forth in Article 12.6(b), neither Party shall transfer or assign this Agreement or any of its rights or obligations hereunder to any Person without the prior written consent of the other Party.  Any attempted assignment in violation of this Article 12.6 shall be deemed void.

(b)
The Bidder and Offeror may transfer and assign this Agreement and any of their rights and obligations hereunder to any of their Affiliates, provided that no such transfer and assignment shall relieve the transferring and assigning party of its obligations under this Agreement if such assignee does not perform such obligations.

12.7	Severability

Should any part or provision of this Agreement or the application of any such part or provision to any person or circumstance be held to be invalid, illegal or unenforceable in any respect by any Governmental Entity or arbitral tribunal having jurisdiction, the other provisions of this Agreement or the application of such part or provision to any other persons or circumstances shall nonetheless remain valid. In this case, the Parties shall endeavor to negotiate a substitute provision that best reflects the economic intentions of the Parties without being unenforceable, and shall execute all agreements and documents required for its implementation.

12.8	Interpretative Provisions

The words "hereof," "herein" and "hereunder," and words of similar import, when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section and Annex references are to this Agreement unless otherwise specified. The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms. All Annexes annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement, as if set forth in full herein. Any capitalized term used in any Annex hereto, but not defined therein, shall have the meaning assigned to it in this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." References to "or" shall be deemed to be disjunctive but not necessarily exclusive (i.e., unless the context dictates otherwise, "or" shall be interpreted to mean "and|or" rather than "either|or")

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Transaction Agreement among Cilag Holding AG, Janssen Holding GmbH, Actelion Ltd and Johnson & Johnson (solely for purposes of Article 12.1(a))

13.	Governing Law

This Agreement shall be exclusively governed by and construed in accordance with the substantive laws of Switzerland, excluding its conflict of laws principles and excluding the UN Convention on Contracts for the International Sale of Goods.

14.	Dispute Resolution

(a)
Any dispute, controversy or claim arising out of or relating to this Agreement, including any question regarding its existence, validity, invalidity, breach or termination of this Agreement (each, a Dispute), shall be determined in accordance with this Article 14.

(b)
The Parties waive their rights to resort for Dispute to any local court, except to the extent this is necessary to protect any right of the affected Party on an interim basis. The statutory right to appeal the award before the Swiss Federal Court remains reserved.

(c)
A Party alleging the existence of a Dispute shall serve written notice on the Party against whom the dispute is alleged and each Party shall, for 14 days, use its respective reasonable efforts to resolve the Dispute amicably, including by involving senior personnel with due authority to resolve such Dispute on behalf of such Party. If the Parties are unable to resolve the Dispute within such time, either Party shall be entitled, at its sole discretion, to submit the Dispute for resolution by final and binding arbitration under the Swiss Rules of International Arbitration of the SCAI (the Rules) in force at the time of such submission.  The Rules are deemed to be incorporated by reference into this Agreement except: (i) that any provision of such Rules relating to the appointment of an emergency arbitrator shall be excluded in its entirety; and (ii) as may be agreed by the Parties.

(d)	The arbitral proceedings shall be subject to the provisions of Chapter 12 of the Swiss Private International Act, to the exclusion of the Third Part of the Swiss Code of Civil Procedure.

(e)
Arbitration shall be conducted by three arbitrators. The seat of arbitration shall be Zurich, Switzerland. The arbitral proceedings shall be conducted in English. All documents prepared, filed or submitted for the purposes of said proceedings shall be in English, unless another language of such documents is spoken by all parties.

(f)
The Parties shall maintain strict confidentiality with respect to all aspects of the arbitration and shall not disclose the fact, conduct or outcome of the arbitration to any non-parties or non-participants without the prior written consent of all parties to the arbitration, except to the extent: (a) required by applicable Legal Requirement; or (b) necessary to recognize, confirm or enforce the final award in the arbitration.

[Signatures on the Next Page]

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Transaction Agreement among Cilag Holding AG, Janssen Holding GmbH, Actelion Ltd and Johnson & Johnson (solely for purposes of Article 12.1(a))

So entered into as of the date written on the cover page of this Agreement.

Cilag Holding AG
/s/ Andrea Ostinelli	/s/ Marco E.Vitali
Andrea Ostinelli	Marco E. Vitali

Janssen Holding GmbH
/s/ Andrea Ostinelli	/s/ Marco E.Vitali
Andrea Ostinelli	Marco E. Vitali

Actelion Ltd
/s/ Jean-Pierre Garnier	/s/ Jean-Paul Clozel
Jean-Pierre Garnier	Jean-Paul Clozel

Johnson & Johnson (solely for purposes of Article 12.1(a))
/s/ Alex Gorsky
Alex Gorsky

[Signature Page to the Transaction Agreement]

1 | 7
Annex 1 to the Transaction Agreement among Cilag Holding AG, Janssen Holding GmbH, Actelion Ltd and Johnson & Johnson (solely for purposes of Article 12.1(a))

Definitions

As used in this Agreement in capitalized form, the following terms shall have the following meaning:

Acceptable Confidentiality Agreement has the meaning set forth in Article 3.3(b).

2017 Capital Plan has the meaning set forth in Article 4.4(b)(xi).

Action means any action, claim, complaint, reclamation or objection of any Person or any order, injunction, judgment, fine, action, claim, complaint, reclamation, objection, arbitration, subpoena investigation, inquiry or proceeding by or before any Governmental Entity, grand jury or arbitration tribunal.

Affiliate means a Person that exercises Control over a second Person, or is under Control by it, or is under common Control by the same Person.

Agreement means this transaction agreement, including all of its annexes.

Ancillary Agreement has the meaning set forth in Article 2.4(b)(iii);

Bidder has the meaning set forth on the cover page of this Agreement.

Bidder Nominees has the meaning set forth in Article 4.3(b).

Bidder Group means the Bidder, all of its direct and indirect Subsidiaries and the Offeror.

Board Report has the meaning set forth in Article 3.5(a).

Business Association means a general or limited partnership, a corporation, a business trust, a limited liability company, a trust, an unincorporated organization doing business, a government or any department or agency thereof, a joint venture or any other person or entity doing business.

Cash Awards has the meaning set forth in Article 6(c)(iv).

Challenge Award Options has the meaning set forth in Article 6(a)(vii).

CHF means Swiss Francs, the lawful currency of Switzerland.

CO means the Swiss Code of Obligations.

Collaboration Agreement has the meaning set forth in Article 2.4(a)(iv).

2 | 7
Annex 1 to the Transaction Agreement among Cilag Holding AG, Janssen Holding GmbH, Actelion Ltd and Johnson & Johnson (solely for purposes of Article 12.1(a))

Company has the meaning set forth on the cover page of this Agreement.

Company Board means the board of directors of the Company.

Consolidated Financial Statements means the consolidated financial statements of the Company for the year ended December 31, 2015, as set forth in the Company’s annual report for such period, together with the unaudited financial statements of the Company for the interim periods thereafter.

Control is deemed to exist if a Person or Business Association (either alone or with its Affiliates) owns more than half of the voting rights or equity capital of a Business Association, or is otherwise able to exercise a controlling influence over another Person or Business Association.

Credit Facility Agreement has the meaning set forth in Article 2.4(b)(ii).

Data Room means the electronic “data room” populated by the Company for the performance of due diligence related to the transactions contemplated by this Agreement, hosted by Merrill Datasite, as of 12:01 a.m. Eastern Standard Time on January 26, 2017, a copy of which has been provided to the Bidder.

DEBP RSUs has the meaning set forth in Article 6(a)(iv).

Demerger means the demerger of the Company's business to Apollo's shareholders, whereby the Late Stage Pipeline Business, the PAH Pipeline Business and certain elements of the discovery business shall remain with the Company and the other pipeline and discovery business of the Company shall transfer to R&D NewCo and its Subsidiaries as further defined and described in the Demerger Agreement.

Demerger Agreement has the meaning set forth in Article 2.4(a)(i).

Demerger Transactions means the Transactions, as such term is defined in the Demerger Agreement.

Dispute has the meaning set forth in Article 14.

DSOP Options has the meaning set forth in Article 6(a)(vi).

Equity Awards has the meaning set forth in Article 6(a).

Equity Plans has the meaning set forth in Article 6(a).

ESOP Options has the meaning set forth in Article 6(a)(v).

3 | 7
Annex 1 to the Transaction Agreement among Cilag Holding AG, Janssen Holding GmbH, Actelion Ltd and Johnson & Johnson (solely for purposes of Article 12.1(a))

EUMR means the Council Regulation (IEC) 139/2004 of the European Community.

Exchange Act has the meaning set forth in Article 2.2(d).

Fairly Disclosed means, with respect to any information in the Data Room, that such information has been provided in sufficient detail to enable the Bidder, having regard to its skills and experience in similar transactions and the advice of its financial and legal advisors, and with the exercise of reasonable care, to identify and make a reasonably informed assessment of the nature and scope of the fact, matter or circumstance so disclosed.

FMIA means the Swiss Financial Market Infrastructure Act of June 19, 2015.

FMV means (i) the Offer Price or, (ii) if (A) greater than the Offer Price and (B) subject to the approval of the TOB with respect to the best price rule, the closing price of a Share as reported on the SIX Swiss Exchange on the date that the Trigger Event occurs or, if no sales of Shares were made on the SIX Swiss Exchange on that date, the closing price as reported on the SIX Swiss Exchange for the preceding day on which sales of Shares were made.

General Meeting has the meaning set forth in Article 4.3(b).

Governmental Entity means any court, administrative body, local authority or other governmental or quasi-governmental entity with competent jurisdiction, any supra-national, national, federal, state, municipal, provincial or local governmental, regulatory or administrative authority, agency, commission, court, tribunal, arbitral body, self-regulated entity, securities exchange (including the SIX), private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority or other governmental entity, which has or claims to have competent jurisdiction over the relevant Persons or its business, property, assets or operations.

GRISP RSUs has the meaning set forth in Article 6(a)(iii).

HSR Act means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

Intellectual Property has the meaning set forth in the Demerger Agreement.

J&J has the meaning set forth on the cover page of this Agreement.

4 | 7
Annex 1 to the Transaction Agreement among Cilag Holding AG, Janssen Holding GmbH, Actelion Ltd and Johnson & Johnson (solely for purposes of Article 12.1(a))

Key Employee has the meaning set forth in Article 4.4(b)(i).

knowledge of the Company means the actual knowledge of the following individuals:  Jean-Paul Clozel, Otto Schwarz, André C. Muller and Nicholas Franco.

Legal Requirement means any law, statute, rule, regulation, ordinance, code or any judgment, order, writ, injunction, decree, decision or other requirement of any Governmental Entity, including, for the avoidance of doubt, Swiss takeover law and regulations.

License Agreement has the meaning set forth in Article 2.4(a)(iii).

Lien means any lien, charge, encumbrance, or security interest, including interests arising from options, pledges, mortgages, indentures, security agreements, rights of first refusal or rights of pre-emption, whether arising under any agreement, covenant, other instrument, statutory or other law or by means of a judgment, order or decree of any Governmental Entity.

Listing Rules means the Listing Rules of SIX, dated as of May 6, 2015, as amended from time to time.

Main Offer Period has the meaning set forth in Article 2.2(c).

Mandatorily Convertible Loan Agreement has the meaning set forth in Article 2.4(b)(iii).

Matching Period shall have the meaning set forth in Article 3.3(d).

NDA means the non-disclosure agreement between the Company and the Bidder, dated as of December 20, 2016.

Net Shares shall mean, with respect to a Share Option, a number of whole and partial Shares (computed to the nearest five decimal places) equal to the quotient obtained by dividing (i) the product of (A) the number of Shares subject to such Share Option immediately prior to Trigger Event, and (B) the excess, if any, of the FMV over the exercise price per Share subject to such Share Option, by (ii) the FMV.

Offer has the meaning set forth in Recital D.

Offer Material Adverse Effect shall mean a Material Adverse Effect as defined in Condition I.D.1(d) (No Material Adverse Effect) set forth in Annex 2.2(a).

Offer Price has the meaning set forth in Article 2.1(b).

Offer Prospectus has the meaning set forth in Article 2.2(b).

5 | 7
Annex 1 to the Transaction Agreement among Cilag Holding AG, Janssen Holding GmbH, Actelion Ltd and Johnson & Johnson (solely for purposes of Article 12.1(a))

Offeror has the meaning set forth on the cover page of this Agreement.

Party means the Bidder, the Offeror or the Company, and Parties means the Bidder, the Offeror and the Company together.

Person means any natural person or any Business Association.

Pre-Announcement has the meaning set forth in Article 2.2(a).

Product Candidates has the meaning set forth in Article (k) of Annex 5(a).

PSUs has the meaning set forth in Article 6(a)(i).

R&D Business has the meaning set forth in the Demerger Agreement.

R&D Business Transfer Completion has the meaning set forth in the Demerger Agreement.

R&D NewCo shall have the meaning set forth in the Demerger Agreement.

Reimbursement Amount has the meaning set forth in Article 9(b).

Representatives means any director, officer, employee, agent, advisor (including financial advisors, attorneys and accountants).

Required Regulatory Approvals means the merger control and other approvals (a) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (b) of the European Commission pursuant to Council Regulation (EC) 139/2004 of the European Union and (c) of those other competent merger control and other authorities specified in clause (iii) of Condition I.D.1(b) to the Offer set forth in Annex 2.2(a) (Merger Control and Other Approvals).

Restricted Transaction means an acquisition of any capital stock that represent or will represent 10% or more of the Shares or other equity securities of the Company or an acquisition or license of 10% or more of the Company's and its Subsidiaries' consolidated assets, whether directly or indirectly, through a public tender offer, purchase of shares or other equity securities or assets, merger or otherwise.

Restricted Transaction Agreement has the meaning set forth in Article 3.3(b).

Royalty Agreement has the meaning set forth in Article 2.4(a)(ii).

RSP RSUs has the meaning set forth in Article 6(a)(ii).

RSUs has the meaning set forth in Article 6(a)(iv).

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Annex 1 to the Transaction Agreement among Cilag Holding AG, Janssen Holding GmbH, Actelion Ltd and Johnson & Johnson (solely for purposes of Article 12.1(a))

Rules has the meaning set forth in Article 14(c).

SEC has the meaning set forth in Article 2.2(a).

Settlement has the meaning set forth in Recital C.

Share has the meaning set forth in Recital A.

Share Options has the meaning set forth in Article 6(a)(vii).

Shareholders Agreement has the meaning set forth in Article 2.4(a)(v).

SIX has the meaning set forth in Recital A.

Subsidiary means a Person that is under the direct or indirect Control of a second Person.

Superior Company Offer means a bona fide unsolicited offer in writing to the Company to acquire all or at least 50% of the Shares or a majority of the consolidated assets of the Company and its Subsidiaries on terms which the Company Board determines in good faith, after consultation with outside counsel and its financial advisor, to be more favorable to the holders of Shares than the transactions contemplated by this Agreement, taking into account all the terms and conditions of such offer, which is fully financed or, to the extent that consideration in the form of shares or other equity securities is contemplated, subject only to relevant shareholder approval and approvals from a Governmental Entity that are required in this context.

Superior Company Proposal means a bona fide unsolicited proposal in writing to the Company to acquire all or at least 50% of the Shares or a majority of the consolidated assets of the Company and its Subsidiaries on terms which the Company Board determines in good faith, after consultation with outside counsel and its financial advisor, to be, or to be reasonably likely to lead to terms that are, more favorable to the holders of Shares than the transactions contemplated by this Agreement, taking into account all the terms and conditions of such proposal, including any related transactions.

Swiss Merger Act means the Swiss Federal Act on Merger, Demerger, Transformation and Transfer of Assets of October 3, 2003, as amended.

Target Group means the Company and all of its direct and indirect Subsidiaries.

Takeover Ordinance means the Ordinance of the TOB on Public Takeover Offers (UEV) of August 21, 2008, as amended.

TOB means the Swiss Takeover Board.

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Annex 1 to the Transaction Agreement among Cilag Holding AG, Janssen Holding GmbH, Actelion Ltd and Johnson & Johnson (solely for purposes of Article 12.1(a))

Trading Days means the days on which Shares are traded on the SIX.

Transferring Business Assets has the meaning set forth in the Demerger Agreement.

Transition Agreement has the meaning set forth in Article 2.4(b)(i).

Treasury Shares means all Shares which are held by or on account of a member of the Target Group.

Trigger Event has the meaning set forth in Article 6(b).

1 | 11
Annex 2.2(a) to the Transaction Agreement among Cilag Holding AG, Janssen Holding GmbH, Actelion Ltd and Johnson & Johnson (solely for purposes of Article 12.1(a))

Draft Pre-Announcement

Pre-Announcement of the Public Tender Offer by

Janssen Holding GmbH, Zug, Switzerland

for all publicly held registered shares with a nominal value of CHF 0.50 each of

Actelion Ltd, Allschwil, Switzerland

On the terms and subject to the conditions set forth below, Janssen Holding GmbH, a corporation organized under the laws of Switzerland, having its registered office in Zug (the Offeror), intends to launch, on or around February 16, 2017, a public tender offer (the Offer) pursuant to art. 125 et seq. of the Swiss Federal Act on Financial Market Infrastructure and Market Conduct in Securities and Derivatives Trading of June 19, 2015 (Bundesgesetz über die Finanzmarktinfrastrukturen und das Marktverhalten im Effekten- und Derivatehandel) and its implementing ordinances for all publicly held registered shares (Namenaktien) of Actelion Ltd, Allschwil, Switzerland (the Company or Actelion), with a nominal value of CHF 0.50 each (each, an Actelion Share).

Background of the Offer

The proposed transaction combines the Offer with a demerger of the Company’s preclinical discovery and clinical pipeline business, accomplished through (1) the reorganisation of the assets and liabilities of such business into a newly formed company (R&D NewCo) and (2) the distribution of all of the shares of R&D NewCo by way of a dividend in kind to Actelion’s shareholders (the Stock Dividend), in each case pursuant to the terms of the Demerger Agreement (as hereinafter defined). All shares of R&D NewCo will be listed on the SIX Swiss Exchange (SIX) (the reorganisation, the distribution and the admission to listing together, the Demerger Transactions). On January 26, 2017, the Offeror, Johnson & Johnson, a corporation organized under the laws of New Jersey, United States and the indirect parent of the Offeror (J&J), and an affiliate of J&J (the Bidder) entered into a transaction agreement with the Company (the Transaction Agreement) pursuant to which the Offeror agreed to submit, publish and conduct the Offer, and the Company's board of directors unanimously agreed, inter alia, to recommend the Offer for acceptance by the holders of Actelion Shares. On January 26, 2017, an affiliate of J&J also entered into a demerger agreement with the Company and R&D NewCo (the Demerger Agreement) pursuant to which the parties agreed to consummate the Demerger Transactions.

In connection with the Offer, the Bidder has also agreed to make a convertible loan to R&D NewCo with a maturity of ten (10) years, which shall be convertible, in two tranches, up to an aggregate of 32% of the shares of R&D NewCo. One day following the consummation of the Offer (the Settlement, and the date on which the Settlement shall occur, the Settlement Date) and the completion of the Demerger Transactions, the first tranche of the convertible loan will be converted, so that the Bidder will hold 16% of the shares of R&D NewCo, and the former

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Annex 2.2(a) to the Transaction Agreement among Cilag Holding AG, Janssen Holding GmbH, Actelion Ltd and Johnson & Johnson (solely for purposes of Article 12.1(a))

Actelion shareholders will own 84% of the shares of R&D NewCo. The remaining portion of the loan shall be convertible by the Bidder at any time. At maturity, R&D NewCo may settle the second tranche of the loan (if still outstanding) in cash or in shares of R&D NewCo. The Bidder has committed itself by contract for a period of five (5) years following the Settlement not to acquire any equity securities of R&D NewCo which would result in the Bidder holding more than 32% of R&D NewCo's issued share capital, subject to certain exceptions.

I.	Terms of the Offer

The Offer is expected to be made on the following main terms:

A.	Object of the Offer

Except as set forth below and subject to the offer restrictions, the Offer will extend to all publicly held Actelion Shares.

The Offer will not extend to (i) Actelion Shares held by J&J or any of its subsidiaries, (ii) Actelion Shares held by the Company or any of its Subsidiaries or (iii) the American Depositary Receipts of the Company which are traded on the over-the-counter (OTC) markets in the United States.

B.	Offer Price

The offer price for each Actelion Share is USD 280 net in cash (the Offer Price). The Offer Price will be paid regardless of this distribution of shares of R&D NewCo as described above ("Background of the Offer"), and will not be reduced as a result thereof.

Other than as set forth in the preceding paragraph, the Offer Price will be reduced by the gross amount of any dilutive effects caused by the Company or any of its Subsidiaries in respect of the Actelion Shares prior to the Settlement, including dividend payments and other distributions of any kind, stock splits or reverse stock splits, demergers and spin-offs, capital increases and the sale of treasury shares at an issuance or sales price per Actelion Share below the Offer Price, the purchase of Actelion Shares at a purchase price above the Offer Price, the issuance of options or other rights for the acquisition of Actelion Shares and repayments of capital in any form; provided, however, that the Offer Price will not be reduced by the dividend to be declared and paid by the Company to effect the Demerger Transactions or in connection with issuances of Actelion Shares arising from the exercise or settlement of Company awards outstanding as of January 25, 2017 or issued in compliance with the Transaction Agreement, in each case under the Company’s existing equity plans.

The Offer Price implies a premium of 46% (at current exchange rates) to the volume-weighted average price of all on-exchange transactions in Actelion Shares executed on the SIX during the sixty (60) SIX trading days (each a Trading Day) prior to the publication of this pre-announcement (the Pre-Announcement), which amounts to CHF 191.20, a

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Annex 2.2(a) to the Transaction Agreement among Cilag Holding AG, Janssen Holding GmbH, Actelion Ltd and Johnson & Johnson (solely for purposes of Article 12.1(a))

premium of 23% (at current exchange rates) to the on-exchange closing price of the Actelion Shares on the SIX on January 25, 2017, the Trading Day immediately prior to the publication of this Pre-Announcement, of CHF 227.40, and a premium of 90% (at current exchange rates) to the on-exchange closing price of the Actelion Shares on the SIX on November 15, 2016, the Trading Day immediately prior to media reports regarding a potential acquisition of the Company.

C.	Offer Period and Additional Acceptance Period

It is expected that the offer prospectus relating to the Offer (the Offer Prospectus) will be published on or around February 16, 2017. After the lapse of the cooling-off period of ten (10) Trading Days, it is intended that the Offer will remain open for acceptance for twenty (20) Trading Days (the Offer Period). The Offeror reserves the right to extend the Offer Period once or several times to a maximum of forty (40) Trading Days or, after consultation with the Company, beyond forty (40) Trading Days with the approval of the Swiss Takeover Board (the TOB). If the Offer is successful, after the expiration of the (possibly extended) Offer Period, there will be an additional acceptance period of ten (10) Trading Days for the subsequent acceptance of the Offer (the Additional Acceptance Period).

Assuming that the Offer Prospectus will be published on February 16, 2017 and applying the minimum periods above, the Offer Period would run from about March 3, 2017 until about 4 p.m. CET on March 30, 2017, and the Additional Acceptance Period would run from about April 6, 2017 until about 4 p.m. CET on April 21, 2017.

D.	Offer Conditions, Waiver of Offer Conditions and Period for which the Offer Conditions are in Force and Effect

1.	Offer Conditions

The Offer is expected to be subject to the conditions set forth below:

(a)
Minimum Acceptance Rate: The Offeror shall have received valid and irrevocable acceptances for such number of Actelion Shares representing, when combined with any Actelion Shares that J&J and its Subsidiaries will own at the end of the (possibly extended) Offer Period (but not including Actelion Shares held by the Company or any of its Subsidiaries), at least 67% of all Actelion Shares that are issued and outstanding at the end of the (possibly extended) Offer Period.

(b)
Merger Control and Other Approvals: (i) All waiting periods with respect to the Offer and the other transactions contemplated by this Pre-Announcement and the Transaction Agreement under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the HSR Act), and any rules promulgated thereunder shall have expired or been terminated; (ii) the European Commission adopting and formally

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Annex 2.2(a) to the Transaction Agreement among Cilag Holding AG, Janssen Holding GmbH, Actelion Ltd and Johnson & Johnson (solely for purposes of Article 12.1(a))

notifying to the parties, or having been deemed under Council Regulation (EC) 139/2004 of the European Union to have adopted, all decisions and approvals necessary to allow consummation of the Offer and other transactions contemplated by this Pre-Announcement and the Transaction Agreement (and, to the extent relevant, all conditions or obligations contained in such decisions and approvals necessary to allow consummation of the Offer and the other transactions contemplated by this Pre-Announcement and the Transaction Agreement having been satisfied or complied with); and (iii) all competent merger control and other authorities and, if applicable, courts, in each case, in each of the following jurisdictions shall have approved or, as the case may be, not prohibited or objected to the consummation of the Offer and other transactions contemplated by this Pre-Announcement and the Transaction Agreement: Japan, Russia, Israel, Taiwan and Turkey.  With respect to each of clauses (i), (ii) and (iii) of the preceding sentence, the approval, clearance, decision or expiration or termination of the applicable waiting period shall not be subject to any condition or undertaking on J&J, the Company or any of their respective Subsidiaries that, individually or together with any other such condition or undertaking, in the opinion of an independent accounting firm or investment bank of international reputation to be appointed by the Offeror (the Independent Expert) would reasonably be expected to cause a Material Adverse Effect (as defined in condition (d), below) on J&J and its Subsidiaries, taken as a whole, or the Company and its Subsidiaries, taken as a whole.

(c)
No Injunction or Prohibition: No judgment, decision, order or other authoritative measure shall have been issued by any competent court or governmental authority temporarily or permanently preventing, prohibiting or declaring illegal the Offer or the Settlement.

(d)
No Company Material Adverse Effect: From the date of this Pre-Announcement until the end of the (possibly extended) Offer Period, no changes in circumstances, events, facts or occurrences shall have been disclosed by the Company or otherwise come to the Offeror's attention which, individually or together with any other changes in circumstances, events, facts or occurrences that are relevant under this condition (d), in the opinion of the Independent Expert, would be reasonably expected to have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole.

A Material Adverse Effect means a reduction of:

●
the annual consolidated earnings before interest and taxes (EBIT) of CHF 98.3 million – which is an amount equal to 15% of the consolidated EBIT of the Company and its Subsidiaries in the financial year 2015 as per the Company’s annual report 2015 – or more;

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Annex 2.2(a) to the Transaction Agreement among Cilag Holding AG, Janssen Holding GmbH, Actelion Ltd and Johnson & Johnson (solely for purposes of Article 12.1(a))

●
the annual consolidated sales of CHF 204.5 million – which is an amount equal to 10% of the consolidated sales of the Company and its Subsidiaries in the financial year 2015 as per the Company's annual report 2015 – or more.

When determining whether a Material Adverse Effect has occurred with respect to any person, the following changes in circumstances, events, facts or occurrences shall not be taken into account, individually or together:

●
any circumstance, event, fact or occurrence in the industries in which the applicable person operates or in the economy generally, except to the extent (and only to the extent) that such circumstance, event, fact or occurrence disproportionately affects the applicable person relative to other participants in the industry in which the applicable person operates; or

●
any circumstance, event, fact or occurrence that arises from or relates to R&D NewCo, the R&D Business or any of the Transferring Business Assets or Assumed Liabilities, in each case as defined in the Demerger Agreement, except to the extent (and only to the extent) such circumstance, event, fact or occurrence affects any other aspect of the Company or its Subsidiaries; or

●	any circumstance, event, fact or occurrence that arises from or relates to the commencement of sales of a generic form of Bosentan (marketed by the Company as Tracleer) in the United States.

(e)
Registration in the Share Register of the Company: The board of directors of the Company shall have resolved to register, upon Settlement, the Offeror and|or any other company controlled and designated by J&J in the share register of the Company as shareholder(s) with voting rights with respect to all Actelion Shares that J&J or any of its Subsidiaries have acquired or may acquire (with respect to Actelion Shares to be acquired in the Offer, subject to all other conditions to the Offer having been satisfied or waived), and the Offeror and|or any other company controlled and designated by J&J shall have been registered in the share register of the Company as shareholder(s) with voting rights with respect to all Actelion Shares acquired.

(f)
Listing of R&D NewCo: The shares of R&D NewCo (as described in the listing prospectus with respect thereto, which, if required, shall include audited carve-out financial statements with respect to R&D NewCo) shall have been approved for listing by the regulatory board of the SIX.

(g)
Resignation of Members of the Board of Directors of the Company: All members of Actelion's board of directors shall have resigned from their functions on the board of directors of the Company and its Subsidiaries with effect from and subject to the Settlement.

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Annex 2.2(a) to the Transaction Agreement among Cilag Holding AG, Janssen Holding GmbH, Actelion Ltd and Johnson & Johnson (solely for purposes of Article 12.1(a))

(h)	General Meeting of Shareholders of the Company: A general meeting of the Company’s shareholders shall have approved:

(i)	the election of the persons nominated by the Offeror to the Company’s board of directors with effect from and subject to the Settlement; and

(ii)
a distribution of the shares of R&D NewCo to Actelion’s shareholders, to be distributed to Actelion’s shareholders concurrently with the Settlement, following the completion of the other Demerger Transactions.

(i)	No Adverse Resolutions by the General Meeting of Shareholders of the Company: Other than in connection with the Demerger Transactions, no meeting of shareholders of the Company shall have:

(A)
resolved or approved any dividend, other distribution or capital reduction or any acquisition, spin-off (Abspaltung), transfer of assets and liabilities (Vermögensübertragung) or other disposal of assets (x) with an aggregate value or for an aggregate consideration of more than CHF 191.5 million (corresponding to 10% of the consolidated total assets of the Company and its Subsidiaries as of December 31, 2015, as per the Company's annual report 2015), or (y) contributing in the aggregate more than CHF 98.3 million to the EBIT (corresponding to 15% of the consolidated EBIT of the Company and its Subsidiaries in the financial year 2015, as per the Company's annual report 2015);

(B)	resolved or approved any merger, demerger (Aufspaltung) or ordinary, authorized or conditional increase of the share capital of the Company; or

(C)	adopted any amendment of the articles of association of the Company to introduce any transfer restrictions (Vinkulierung) or voting limitations (Stimmrechtsbeschränkungen).

(j)
No Acquisition or Sale of Material Assets or Incurrence or Repayment of Material Indebtedness: With the exception of the obligations that have been made public prior to the date of this Pre-Announcement or that are related to the Offer or the Demerger Transactions or arise from the Settlement, between the date hereof and the transfer of control to the Offeror, the Company and its Subsidiaries shall not have undertaken to acquire or sell (or have acquired or sold) any assets or have undertaken to incur or repay (or have incurred or repaid) any indebtedness in the aggregate amount or value of more than CHF 191.5 million (corresponding to 10% of the consolidated total assets of the Company and its Subsidiaries as of

7 | 11
Annex 2.2(a) to the Transaction Agreement among Cilag Holding AG, Janssen Holding GmbH, Actelion Ltd and Johnson & Johnson (solely for purposes of Article 12.1(a))

December 31, 2015, as per the Company's annual report 2015).

2.	Waiver of Offer Conditions

The Offeror reserves the right to waive, in whole or in part, one or more of the conditions, except for conditions (a), (f) and (h)(ii), which the Offeror may only waive in accordance with the following sentences.  The Offeror may only waive condition (a) to an acceptance level of 51% of all Actelion Shares that are issued and outstanding at the end of the (possibly extended) Offer Period.  The Offeror may only waive conditions (f) and (h)(ii), in whole or in part, if (x) the board of directors of the Company or any committee thereof notifies the Bidder, in connection with a competing proposal that does not contemplate the Demerger Transactions, and following this notification the Company and the Bidder enter into an agreement in respect an alternative transaction that does not contemplate the Demerger Transactions or (y) the board of directors of the Company or any committee thereof, in connection with a competing proposal, withdraws (or modifies or qualifies in any manner adverse to the Bidder) its recommendation of the Offer or approves or recommends such competing proposal or the Company enters into an agreement in respect of such competing proposal or announces any of the foregoing.

3.	Period for Which the Offer Conditions are in Force and Effect

(a)
Conditions (a) and (d) shall be in force and in effect until the expiration of the (possibly extended) Offer Period.  If any of the conditions (a) or (d) have not been satisfied or waived by the end of the (possibly extended) Offer Period, the Offer will be declared unsuccessful.

(b)	Conditions (b), (c), (f), (g), (i) and (j) shall be in force and effect until the Settlement.

(c)
Conditions (e) and (h) shall be in force and effect until the Settlement or, if earlier, until the date when the applicable corporate body of the Company has taken the required resolution mentioned therein.

(d)
If any of the conditions (b), (c), (f), (g), (i) or (j) or, if and to the extent still applicable (see preceding paragraphs), any of conditions (e) or (h), have not been satisfied or waived by the anticipated Settlement, the Offeror shall be entitled to declare the Offer unsuccessful or to postpone the Settlement for a period of up to four months after the expiration of the Additional Acceptance Period (the Postponement). During the Postponement, the Offer shall continue to be subject to the conditions (b), (c), (f), (g), (i) and (j) and, if and to the extent still applicable (see preceding paragraphs), conditions (e) and (h), as long as, and to the extent, such conditions have not been satisfied or waived. Unless the Offeror applies for, and the TOB approves, an additional postponement of the Settlement, the Offeror will declare the Offer unsuccessful if such conditions have not been satisfied or waived during the Postponement.

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Annex 2.2(a) to the Transaction Agreement among Cilag Holding AG, Janssen Holding GmbH, Actelion Ltd and Johnson & Johnson (solely for purposes of Article 12.1(a))

II.	Offer Restrictions

General

The Offer is not being and will not be made, directly or indirectly, in any country or jurisdiction in which it would be considered unlawful or otherwise violate any applicable laws or regulations, or which would require J&J or any of its Subsidiaries to change or amend the terms or conditions of the Offer in any material way, to make an additional filing with any governmental, regulatory or other authority or take additional action in relation to the Offer. It is not intended to extend the Offer to any such country or jurisdiction. Any such documents relating to the Offer must neither be distributed in any such country or jurisdiction nor be sent into such country or jurisdiction, and must not be used for the purpose of soliciting the purchase of securities of the Company by any person or entity resident or incorporated in any such country or jurisdiction.

Notice to U.S. Holders

The Offer is being made for the registered shares of the Company, a Swiss company whose shares are listed on the SIX, and is subject to Swiss disclosure and procedural requirements, which are different from those of the United States (U.S.). The Offer is being made in the U.S. pursuant to Section 14(e) of, and Regulation 14E under, the U.S. Securities Exchange Act of 1934, as amended (the U.S. Exchange Act), subject to the exemptions provided by Rule 14d-1 and Rule 14e-5 under the U.S. Exchange Act and any exemptions from such requirements granted by the U.S. Securities and Exchange Commission (the SEC), and otherwise in accordance with the requirements of Swiss law. Accordingly, the Offer is subject to disclosure and other procedural requirements, including with respect to withdrawal rights, settlement procedures and timing of payments that are different from those applicable under U.S. domestic tender offer procedures and laws. U.S. holders of Actelion Shares are encouraged to consult with their own Swiss advisors regarding the Offer.

This Pre-Announcement does not constitute the Offer. The Offeror will disseminate the Offer Prospectus (with full Offer terms and conditions) as required by applicable law, and the shareholders of the Company should review the Offer Prospectus and all other Offer documents carefully. The Offer may not be accepted before publication of the Offer Prospectus and expiration of a cooling-off period of ten (10) Trading Days (if not extended by the TOB), which will run from the Trading Day immediately after the publication date of the Offer Prospectus.

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Annex 2.2(a) to the Transaction Agreement among Cilag Holding AG, Janssen Holding GmbH, Actelion Ltd and Johnson & Johnson (solely for purposes of Article 12.1(a))

According to the laws of Switzerland, Actelion Shares tendered into the Offer may generally not be withdrawn after they are tendered except under certain circumstances, in particular in case a competing offer for the Actelion Shares is launched.

In accordance with the laws of Switzerland and subject to applicable regulatory requirements, J&J and its Subsidiaries and Affiliates or their respective nominees or brokers (acting as agents for the Offeror) may from time to time after the date of the Offer Prospectus, and other than pursuant to the Offer, directly or indirectly, purchase or arrange to purchase Actelion Shares or any securities that are convertible into, exchangeable for or exercisable for Actelion Shares from shareholders of the Company who are willing to sell their Actelion Shares outside the Offer from time to time, including purchases in the open market at prevailing prices or in private transactions at negotiated prices, and shall comply with applicable laws and regulations in Switzerland and applicable U.S. securities laws, rules and regulations and pursuant to exemptive relief granted by the SEC from Rule 14e-5 under the U.S. Exchange Act.  Any such purchases will not be made at prices higher than the offer price or on terms more favorable than those offered pursuant to the Offer unless the offer price is increased accordingly. Any information about such purchases or arrangements to purchase will be publicly disclosed in the U.S. on http://www.investor.jnj.com/publictenderoffer.cfm to the extent that such information is made public in accordance with the applicable laws and regulations of Switzerland. In addition, the financial advisor to the Company and, subject to applicable Swiss and U.S. securities laws, rules and regulations and pursuant to exemptive relief granted by the SEC from Rule 14e-5 under the U.S. Exchange Act, the financial advisor to J&J and its Affiliates may also engage in ordinary course trading activities in securities of the Company, which may include purchases or arrangements to purchase such securities.

It may be difficult for U.S. holders to enforce their rights and any claim arising out of U.S. securities laws, since the Offeror and the Company are located in a non-U.S. jurisdiction, and some or all of their officers and directors may be residents of a non-U.S. jurisdiction. U.S. holders may not be able to sue a non-U.S. company or its officers or directors in a U.S. or non-U.S. court for violations of the U.S. securities laws. Further, it may be difficult to compel a non-U.S. company and its Affiliates to subject themselves to a U.S. court's judgment.

The receipt of cash pursuant to the Offer by a U.S. holder of Actelion Shares may be a taxable transaction for U.S. federal income tax purposes and under applicable U.S. state and local laws, as well as foreign and other tax laws. Each shareholder of the Company is urged to consult his or her independent professional advisor immediately regarding the tax consequences of an acceptance of the Offer. Neither the SEC nor any securities commission of any State of the U.S. has (a) approved or disapproved of the Offer; (b)

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Annex 2.2(a) to the Transaction Agreement among Cilag Holding AG, Janssen Holding GmbH, Actelion Ltd and Johnson & Johnson (solely for purposes of Article 12.1(a))

passed upon the merits or fairness of the Offer; or (c) passed upon the adequacy or accuracy of the disclosure in this Pre-Announcement. Any representation to the contrary is a criminal offence in the U.S.

American Depositary Shares and American Depositary Receipts

The Offeror is aware that there is an “unsponsored” American Depositary Receipt Program concerning Actelion Shares. The Offer is not being made for American Depositary Shares representing Actelion Shares (ADSs), nor for American Depositary Receipts evidencing such ADSs (ADRs). However, the Offer is being made for the Actelion Shares that are represented by the ADSs. Holders of ADSs and ADRs are encouraged to consult with the appropriate depositary regarding the tender of Actelion Shares that are represented by ADSs. The Offeror is unaware of whether any respective depositary will make arrangements to tender the underlying Actelion Shares into the Offer on behalf of holders of ADSs or ADRs.

Holders of ADSs may present their ADSs to the appropriate depositary for cancellation and (upon compliance with the terms of the deposit agreements relating to the “unsponsored” American Depositary Receipt Program concerning Actelion Shares, including payment of the depositary’s fees and any applicable transfer fees, taxes and governmental charges) delivery of Actelion Shares to them, in order to become shareholders of the Company. The Offer may then be accepted in accordance with its terms for the Actelion Shares delivered to holders of ADSs upon such cancellation. Holders of ADSs should be aware, however, that in order to tender in this manner, they may need to have an account in Switzerland into which the Actelion Shares can be delivered.

III.	Additional Information

Additional information on the Offer is expected to be published electronically through the same media.

Identification

	Security Number	ISIN	Ticker Symbol

Registered shares with a nominal value of CHF 0.50 each of Actelion	1 053 247	CH001 053 247	ATLN

January 26, 2017

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Annex 2.2(a) to the Transaction Agreement among Cilag Holding AG, Janssen Holding GmbH, Actelion Ltd and Johnson & Johnson (solely for purposes of Article 12.1(a))

Lead Financial Advisor

Financial Advisor

Tender Agent

1 | 3
Annex 5(a) to the Transaction Agreement among Cilag Holding AG, Janssen Holding GmbH, Actelion Ltd and Johnson & Johnson (solely for purposes of Article 12.1(a))

Representations and Warranties of the Company

(a)
The Company is duly incorporated and organized and validly existing under the laws of its place of incorporation and has the full corporate capacity, power and authority, duly authorized by all requisite corporate actions, to enter into this Agreement, the Demerger Agreement and to consummate any transactions contemplated hereunder and thereunder and to perform its respective obligations (subject, with regards to the Demerger, to the approval of the Company’s shareholders).

(b)
This Agreement and the Demerger Agreement have been duly executed by the Company and constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting the enforcement of creditors’ rights generally.

(c)
The execution and performance by the Company of this Agreement, the Demerger Agreement and the consummation of the transactions contemplated under this Agreement and the Demerger Agreement do not and will not (i) violate or conflict in any respect with any provision of the articles of association or organizational regulations of the Company, (ii) violate or conflict with any Legal Requirement applicable to the Company or any of its Subsidiaries or by which any of their properties or assets may be bound or (iii) except as expressly envisaged in this Agreement or the Demerger Agreement, require any registration or filing by the Company or any of its Subsidiaries with, or any permit, license, exemption, consent, authorization or approval of, or the giving of any notice by the Company or any of its Subsidiaries to, any Governmental Entity or third party, except, in the case of clauses (ii) and (iii), to the extent not reasonably expected to result in an Offer Material Adverse Effect with respect to the Company and its Subsidiaries, taken as a whole.

(d)
There are no Actions pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries (i) challenging the validity of this Agreement, the Demerger Agreement or any transactions contemplated by this Agreement or the Demerger Agreement, (ii) which would reasonably be expected to substantially impair, hinder or delay the consummation of the transactions contemplated by this Agreement or the Demerger Agreement or (iii) which would reasonably be expected to have an Offer Material Adverse Effect on the Company and its Subsidiaries, taken as a whole.

(e)
The share capital of the Company is structured as set forth in Recital A and the information set forth in Recital A is true, correct and complete. All 107,761,427 Shares have been validly issued, fully paid, are non-assessable and constitute all of the Shares in the Company. Except as set forth in Schedule 5(e), there are no outstanding shares, other equity or equity-linked securities, options, warrants, calls, rights or commitments, or any other agreements of any character relating to the sale, issuance, voting or the granting of rights to acquire any shares or other equity or equity-linked securities of the Company.

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Annex 5(a) to the Transaction Agreement among Cilag Holding AG, Janssen Holding GmbH, Actelion Ltd and Johnson & Johnson (solely for purposes of Article 12.1(a))

(f)
The shareholdings of the Company in those of its Subsidiaries set forth on Schedule 5(f) (the Material Subsidiaries) correspond to the information set forth on Schedule 5(f) (the Subsidiary Shares) and, other than as set forth on Schedule 5(f), the Material Subsidiaries have no outstanding shares, other equity or equity-linked securities, options, warrants, conversion rights, or any other agreements relating to the sale, issuance, voting or the granting of rights to acquire any shares or other equity or equity-linked securities. The Company is the sole legal and beneficial owner of the Subsidiary Shares, free and clear of any Liens other than restrictions imposed by applicable Legal Requirements. All Subsidiary Shares have been validly issued, fully paid, are non-assessable and constitute all of the shares in the Subsidiaries.

(g)
As of January 26, 2017, the Company is not aware that 40% or more of the Company’s outstanding voting securities are held of record by residents of the United States, and the Company has no class of securities registered pursuant to Section 12 of the United States Securities Exchange act of 1934, as amended.

(h)
To the knowledge of the Company, the Company and its Subsidiaries and their respective businesses, properties, assets and operations have been, since January 1, 2014, and are being operated and have been and are in compliance in all material respects with all Legal Requirements applicable to such businesses, properties, assets and operations.

(i)
Neither the Company nor any Subsidiary is party to a material agreement with any (i) shareholder of the Company or its Subsidiaries or (ii) any current or former director, officer or employee of the Company or its Subsidiaries, in each case other than in the ordinary course of business.

(j)
Except as disclosed to the Bidder, neither the Company nor any of its Subsidiaries has employed any broker, financial adviser, finder or other intermediary in connection with the transactions contemplated by this Agreement to whom it would be obligated to pay a broker’s, finder’s or similar fee, commission or other compensation.

(k)
To the knowledge of the Company, each of the product candidates that has been or is currently being developed by the Company and its Subsidiaries, other than any product candidate that will be owned by R&D NewCo following the completion of the Demerger (the Product Candidates) has been and is being developed, tested, manufactured and stored, as applicable, in compliance in all material respects with all applicable Legal Requirements in all of the countries in which Product Candidates are being or have been developed, tested, manufactured or stored.  The Company and its Subsidiaries have not received any written notice from any Governmental Entity alleging a material violation of any of the Legal Requirements described in the immediately preceding sentence.  The Company and its Subsidiaries have provided or made available to the Bidder true and correct copies of (i) all material regulatory filings and submissions relating to the Product Candidates and (ii) all material written notices and written communications from

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Annex 5(a) to the Transaction Agreement among Cilag Holding AG, Janssen Holding GmbH, Actelion Ltd and Johnson & Johnson (solely for purposes of Article 12.1(a))

regulatory authorities with respect to the Product Candidates, in the case of each of clause (i) and (ii), made or received prior to the date hereof.

(l)
To the knowledge of the Company, no Governmental Entity or independent safety review committee overseeing the safety of any clinical study in respect of the Product Candidates has, since January 1, 2014, recommended or taken any action to suspend or terminate any such clinical study due to safety considerations.

(m)
The Company and its Affiliates have provided or made available to the Bidder (i) all material data and other information relating to any serious adverse event (as defined in the guidelines of the U.S. Food and Drug Administration) in respect of the Product Candidates and (ii) all material clinical data and safety information that has resulted from research or development activities conducted by or on behalf of Company or any of its Affiliates with respect to the Product Candidates.

(n)
Neither the Company nor any of its Affiliates, any of the Company’s officers or directors, or, to the knowledge of the Company, any of the Company’s and its Affiliates’ employees or agents acting in an authorized capacity on behalf of the Target Group, has been suspended, debarred, convicted of any crime or engaged in any conduct that would reasonably be expected to result in (i) debarment by the U.S. Food and Drug Administration or any other regulatory authority or (ii) a violation of the U.S. Foreign Corrupt Practices Act of 1977, the United Kingdom Bribery Act, 2010 or any other similar Legal Requirements in any jurisdiction.  Neither the Company nor any of its Affiliates, or, to the knowledge of the Company, any of its or their employees, have been excluded from, or convicted of a crime that could result in exclusion from, participation in any U.S. state or federal health care program or any governmental health care program in any other jurisdiction.